EXHIBIT 4.18

Dated 30 September 2003

ALSTOM

as Borrower

BNP PARIBAS

CREDIT AGRICOLE INDOSUEZ

CREDIT LYONNAIS

SOCIETE GENERALE

and

CAISSE FRANCAISE DE DEVELOPPEMENT INDUSTRIEL

as Arrangers

and

THE BANKS NAMED HEREIN

as Lenders

and

BNP PARIBAS

as Agent

EUR 1,563,399,105

SUBORDINATED DEBT FACILITY

AGREEMENT

Page i

Page ii

THIS AGREEMENT is made on 30 September 2003

BETWEEN:

(1)	ALSTOM (the Borrower);

(2)	BNP PARIBAS, CREDIT AGRICOLE INDOSUEZ, CREDIT LYONNAIS, SOCIETE GENERALE and CAISSE FRANCAISE DE DEVELOPPEMENT INDUSTRIEL as arrangers (the Arrangers);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed as Lenders on the signature pages of this Agreement (the Lenders);

(4)	BNP PARIBAS as agent for the Lenders (the Agent).

BACKGROUND:

The Lenders are willing to make available to the Borrower (i) a euro term loan facility of EUR 1,200,000,000 and (ii) a euro revolving credit facility of up to EUR 363,399,105.

IT IS AGREED as follows:

1.      INTERPRETATION

1.1    Definitions: In this Agreement, except to the extent that the context requires otherwise:

Advance means an advance made or to be made by the Lenders under this Agreement, whether under Tranche A or under Tranche B, or, as the case may be, the outstanding principal amount of any such advance;

Affected Facilities means (i) the EUR 976,300,000 multicurrency revolving credit agreement dated 3 August 2001 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein, as amended by an amendment letter dated 28 March 2002 and as amended and restated by a second amendment agreement dated 8 April 2003 and (ii) the EUR 1,250,000,000 Credit Agreement;

Affiliate means, in respect of any Person, any Subsidiary or holding company of that Person, or any Subsidiary of any such holding company, or any other Person in which that Person or any such holding company or Subsidiary owns at least 20% of the share capital or the like;

Agency means, in respect of a state, any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, that state or any political sub-division therein or thereof;

Applicable Accounting Principles means those accounting principles, standards and practices generally accepted in France on which the preparation of the audited consolidated accounts of the Borrower and the Consolidated Group as at 31 March

2003 and for the twelve month period ended on that date was based and those accounting policies which were used in the preparation of those accounts;

Auditors means Barbier Frinaut et Associés and Deloitte & Touche or any other firm of independent public accountants of international standing which may be appointed as its auditors from time to time by the Borrower;

Authorised Signatory means any of Philippe Jaffré, Marc Haestier, Olivier Klaric or Pierre-Jean Bosio or any other person of similar status nominated by the Borrower and approved by the Agent (such approval not to be unreasonably withheld or delayed);

Available Commitment means, in relation to a Lender, its Tranche A Available Commitment or its Tranche B Available Commitment, as the case may be;

Billets de Trésorerie means the billets de trésorerie issued or to be issued by the Borrower pursuant to article 2.5 of the Protocol and which are for the time being outstanding;

Bonding Guarantee Facility Agreement means the EUR 3,500,000,000 bonding guarantee facility agreement dated 29 August 2003 between, inter alios, ALSTOM Holdings, HSBC Bank plc as agent and the banks named in that agreement;

Bonds means the EUR 550,000,000 bonds of the Borrower maturing in February 2004 listed on the Luxembourg Stock Exchange;

Bridge Facility Agreement means the EUR 600,000,000 revolving credit facility agreement dated 25 March 2003 and originally made between the Borrower and each of Bayerische Landesbank, Paris Branch, BNP Paribas, CCF, CDC Finance—CDC IXIS, Commerzbank Aktiengesellschaft, Paris Branch, Credit Agricole Indosuez, Credit Industriel et Commercial, Credit Lyonnais, JPMorgan Chase Bank, Paris Branch, Natexis Banques Populaires, Société Générale, the banks named therein and BNP Paribas as agent, as amended by a first amendment agreement dated 16 June 2003;

Business Day means a day (other than Saturday or Sunday) on which:

(a)	banks are open for business generally in London and Paris; and

(b)	in relation to any payment in euro to be made on that day, any TARGET Day;

Cancellation Required Amount means a minimum of EUR 25,000,000 and an integral multiple of EUR 5,000,000;

Cash Equivalent means any demand or time deposits and certificates of deposit of any credit institution whose short-term unsecured, unguaranteed debt obligations are rated at least P-1 by Moody’s or A-1 by S&P;

CFDI means Caisse Française de Développement Industriel, whose obligations hereunder are guaranteed by the French State;

Commitments means, in relation to any Lender, the sum of its Tranche A Commitment and its Tranche B Commitment;

Consolidated Group means, at any particular time, the Borrower and all its consolidated Subsidiaries (and member of the Consolidated Group shall be construed accordingly);

Consolidated Net Financial Expense means, with respect to the financial covenant contained in Clause 18.6(a) (Interest Coverage) at any time, interest expense plus securitisation expenses less interest income, as shown in the Latest Financial Statements at such time;

Consolidated Net Worth means, with respect to the financial covenant contained in Clause 18.6(b) (Consolidated Net Worth) at any time, the aggregate of:

(a)	paid-up share capital (including the ORA and share capital arising from any share capital increase after the date hereof) plus additional paid-in capital plus reserves, cumulative translation adjustments and net income; and

(b)	minority interests excluding any dividend or other distribution declared or made by the Borrower or (except insofar as attributable to the Borrower) any Subsidiary of the Borrower out of profit earned up to and including the date of the relevant consolidated balance sheet to the extent such distribution is not provided for in such balance sheet, all as shown in the Latest Financial Statements at such time;

Default Interest Period means a period by reference to which interest is calculated on an overdue sum;

Default Interest Rate means the relevant rate per annum (as determined by the Agent) specified in Clause 20.2 (Default Interest Periods and Rates);

Deferred Interest means:

(a)	that portion of interest in respect of each Advance (whether or not such Advance has been repaid) which has accrued on each Interest Payment Date in respect of that Advance and corresponds to the Deferred Margin; and

(b)	interest on the interest referred to in (a) above calculated at the same rate and by reference to the same Interest Periods as the first Advance under Tranche A from (and including) the first Interest Payment Date in respect of Tranche A which follows the first anniversary of the Interest Payment Date on which the interest referred to in (a) above accrued, and compounded annually thereafter;

Deferred Margin means 1.50% per annum, being one third of the Margin;

Directive means any present or future directive, regulation, request, requirement, rule or credit restraint programme of the European Union, of any Agency of any state or of any self-regulating organisation (whether or not having the force of law but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply);

Disposal means a sale, granting of a lease or making of an assignment, conveyance, transfer or gift or the disposal of any form of ownership, title, estate or interest (including, without limitation, by way of securitisation, sale and leaseback and/or sub-participation) and Dispose has the corresponding meaning;

Early Repayment Event means one of the events mentioned in Clause 19.2;

EBIT means EBIT as shown on the Latest Financial Statements of the Borrower;

EBITDA means, with respect to the financial covenant contained in Clauses 18.6(a) (Interest Cover), 18.6(d) (Total Net Debt Leverage) and 18.6(e) (Minimum EBITDA) at any time and for an applicable period on a consolidated basis, EBIT plus depreciation and amortisation as set out in the Borrower’s cash flow statements less goodwill amortisation and less capital gains on disposal of investments, in each case as shown in the Latest Financial Statements of the Borrower at such time;

Environmental Authorisations means all authorisations necessary under Environmental Law for the carrying out of the business of the Group and the operation and maintenance of the Assets of the Group;

Environmental Law means any law, Directive or any Consent in force from time to time relating to:

(a)	the carrying out of any activity, the existence of any condition or other phenomenon or the occurrence of any event which has or could have a detrimental impact on the environment or could harm any physical entity whether living or not or impair the well-being or normal functioning of any physical entity which could reasonably be expected to be affected and which in any such case has as a purpose or effect the protection or enhancement of the environment generally or in a particular locality;

(b)	the control of waste;

(c)	contaminated land or water; or

(d)	air emissions;

EONIA means, in relation to any Default Interest Period:

(a)	the rate per annum which appears on page 247 (or any replacement for that page) of the Telerate screen (or such other service as may replace it for the purposes of displaying overnight rates calculated by the European Central Bank); or

(b)	if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market,

at or about 5:00 p.m. Paris time on the applicable Rate Fixing Day for the offering of overnight deposits in euro;

EUR 1,250,000,000 Credit Agreement means the EUR 1,250,000,000 multicurrency revolving credit agreement dated 19 April 1999 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein, as amended by an amendment letter dated 17 May 2000 and by an amendment letter dated 28 March 2002 and as amended and restated by a third amendment agreement dated 8 April 2003;

EURIBOR means, in relation to any Interest Period or Default Interest Period:

(a)	the rate per annum which appears on page 248 (or any replacement for that page) on the Telerate screen (or such other service as may replace it for the purpose of displaying the percentage rate per annum determined by the Banking Federation of the European Union for deposits in euro); or

(b)	if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upward to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market, at or about 11:00 a.m. Brussels time (in the case of (a) above) or Paris time (in the case of (b) above) on the applicable Rate Fixing Day for the offering of deposits in euro for the same period as the relevant Interest Period or Default Interest Period (or, if the periods are not the same, such period, if any, as the Agent determines to be substantially the same);

euro, EUR or € means the single currency of the member states of the European Union participating in Economic and Monetary Union as contemplated in the Treaty of Rome of 25 March 1957 establishing the European Community, as amended by the Maastricht Treaty on European Union (which was signed in Maastricht on 7 February 1992 and came into force on 1 November 1993) and by the Treaty of Amsterdam (signed in Amsterdam on 2 October 1997), as further amended from time to time;

Event of Default means one of the events mentioned in Clause 19.1 (Events of Default);

Excluded Default means any actual or potential default, event of default or the like (howsoever described) under an agreement described in Schedule 12 and which results from and would not have occurred but for a circumstance or event which has occurred prior to, and is subsisting on, the date of this Agreement and is listed in relation to that agreement in Schedule 12. However, any such actual or potential default, event of default or the like (howsoever described) shall cease to be an Excluded Default if any Person or group of Persons so entitled declares due and payable or puts on demand or accelerates any Indebtedness of the Borrower or any member of the Group, or cancels or suspends any commitment under any agreement to which the Borrower or any member of the Group is a party;

Extended Facilities means the credit facilities provided under the Extended Facility Agreements;

Extended Facility Agreements means the EUR 400,000,000 revolving credit agreement dated 28 March 2002 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein, the EUR 50,000,000 bilateral credit agreement dated 30 April, 2002 between the Borrower and BNP Paribas and the EUR 25,000,000 credit agreement dated 23 April, 2002 between the Borrower and JPMorgan Chase Bank, Paris Branch in each case, as amended by an amendment agreement dated 25 March 2003 and by a second amendment agreement dated 3 July 2003;

Facility has the meaning ascribed to it in Clause 2.1;

Facility Office means, in relation to a Lender or any New Lender at any particular time, the office through which it is then acting for the purpose of this Agreement;

Final Maturity Date means the Tranche A Maturity Date or the Tranche B Maturity Date, as the case may be;

Financial Commitments means any Indebtedness granted at any time including for or in respect of (a) money borrowed or raised (whether or not for cash) by whatever means, including the ORA, the TSDD, the TSDDRA, bonds (but excluding, for the avoidance of doubt, any bonding guarantees provided in the ordinary course of business save with respect to any indemnity or counter-indemnity obligations of the Borrower to any provider of such bonding guarantees contained in a bonding guarantee facility agreement to the extent that payment has been made by the guarantor thereunder), notes and other debt instruments issued, other financial debts and bank overdrafts, acceptances, discounting, factoring, financial leases, hire purchase, sale-and-lease back, securitisation transactions, sale-and-repurchase and any form of off-balance sheet financing, (b) the deferred purchase price of Assets or services (other than goods or services obtained on normal commercial terms in the ordinary course of trading), (c) for the purposes of Clause 19.1(d) (Cross Default) only, any amounts due and payable under derivatives or hedging instruments, or (d) any Guarantee in respect of any Indebtedness falling within (a), (b) or (c) above;

G7 Banks means BNP Paribas, CCF, CDC Finance—CDC IXIS, Crédit Agricole Indosuez, Crédit Industriel et Commercial, Crédit Lyonnais, Natexis Banques Populaires, and Société Générale;

Group means at any particular time, the Borrower and its Subsidiaries;

Group Guarantee means a Guarantee from any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than an SPP described in paragraph (i) of the definition of “Project Finance Indebtedness”);

Indebtedness means, with respect to any Person (the Relevant Person), any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) (a) of such Relevant Person for the payment or repayment of money, or (b) of any other Person for the payment or repayment of money secured by Security on Assets of the Relevant Person, whether or not the Relevant Person is primarily liable in respect of any obligation so secured;

Information Package means:

(a)	the Borrower’s annual report and audited financial statements in respect of the financial year ended on 31 March 2003 as approved by a shareholders meeting held on 2 July 2003;

(b)	the minutes relating to a shareholders meeting held on 2 July 2003 together with all documents supplied to the shareholders at, or in connection with, that meeting;

(c)	the Borrower’s announcements of 6 August 2003 and 22 September 2003 in respect of its financial restructuring;

(d)	the Protocol;

(e)	the slide presentations made by ALSTOM to the Lenders on 2 August 2003 and 20 September 2003;

(f)	the September Liquidity Plan;

(g)	the Litigation Report; and

(h)	the T&D Letter;

Insolvency Proceeding means, in respect of any Person, such Person enters into a règlement amiable or liquidation or any other arrangements or composition with its creditors or such Person is in a situation of cessation des paiements or a judgement is given for a liquidation judiciaire, redressement judiciaire or a plan cession in respect of its business or such Person is subject to any similar proceedings under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has assets;

Intellectual Property means patents and patent applications, trade and service marks and applications (and goodwill associated with such applications), brand and trade names, copyrights and rights in the nature of copyright, design rights, registered designs and applications for registered designs, trade secrets, know-how and all other intellectual property rights throughout the world and all rights under any agreements relating to the use or exploitation of such rights;

Inter-bank Market means:

(a)	in the case of euros, the European inter-bank market, and

(b)	in any other case, the London inter-bank market;

Interest Payment Date means the last day of each Interest Period;

Interest Period means the period determined in accordance with Clauses 8.1 and 8.2;

Investment Grade means, in respect of any Person, that its long term unsecured, unsubordinated debt has been assigned a credit rating of at least Baa3 by Moody’s or BBB- by S&P;

Investments means (i) any debt securities issued by the governments of any member state of the European Union, Switzerland or the United States, or (ii) any debt securities maturing not more than 1 year after the date of acquisition, issued by any commercial banking institution or any company (other than a Subsidiary of the Borrower) organised under the laws of any of the countries referred to above and whose short term debt rating, as at the time of any investment, is at least P-1 or A-1 according to Moody’s or S&P, respectively, or any successor thereto;

Latest Financial Statements means the Original Financial Statements or, if applicable, the financial statements and accounts of the Consolidated Group most recently delivered to the Agent pursuant to Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information);

Liquidity Plan means any liquidity plan certified by the Chief Financial Officer of the Borrower updating the September Liquidity Plan and substantially in the same form as the long form September Liquidity Plan;

Litigation Report means the internal annual litigation report of the Borrower prepared in the context of the disclosures made in the Borrower’s annual accounts, as well as its subsequent updates provided to the agent and the banks under the Affected Facilities and to the Agent and the Lenders pursuant hereto;

Majority Lenders means Lenders whose Commitments (whether drawn or undrawn) together exceed 66 2/3% of the Total Commitments or, once the Available Commitments equal zero, Lenders the amounts of whose Outstandings together exceed 66 2/3% of the amount of the total Outstandings;

Mandatory Costs means, in relation to any Interest Period or Default Interest Period (or part of an Interest Period or Default Interest Period) relating to any Lender’s share of an Advance or overdue sum, the percentage rate per annum determined by that Lender in accordance with Schedule 7 (Mandatory Costs);

Margin means in respect of a Tranche A Advance or a Tranche B Advance, 4.50% per annum of which one third is Deferred Margin;

Material Adverse Effect means any event or circumstance which has a material adverse effect (a) on the financial condition or business of the Borrower or the Group taken as a whole, or (b) on the ability of the Borrower to perform and comply with its obligations under this Agreement;

Material Subsidiary means, at any time, any Subsidiary of the Borrower which is named in the list of Subsidiaries set out in Schedule 8 (List of Material Subsidiaries) (including ALSTOM Holdings) or in any such revised list as shall be provided by the Borrower to the Agent together with its annual consolidated accounts and semi-annual and quarterly financial information specified in Clause 17.9 (Material Subsidiaries), provided that a Subsidiary shall in all cases be a Material Subsidiary if:

(a)	it represents 5% or more of the consolidated revenues of the Group calculated, by reference to such consolidated accounts of the Borrower and the accounts of each Subsidiary for the period covered by such consolidated accounts of the Borrower or, if not available, the closest period thereto; or

(b)	it controls directly or indirectly, alone or with other members of the Group, a Material Subsidiary,

provided that all Material Subsidiaries shall represent in aggregate not less than 70% of the consolidated revenues of the Group for the period in respect of which such accounts were prepared or financial information relates, as the case may be;

Moody’s means Moody’s Investors Services;

Net Cash Proceeds means the cash proceeds from the disposal of assets, having deducted, for the avoidance of doubt:

(a)	the tax liability arising from such disposal;

(b)	the reasonable costs, commissions and expenses incurred in relation to such disposal; and

(c)	any Indebtedness of a Subsidiary related to such disposal under any Financial Commitments which are either transferred or required to be repaid in order to effect such disposal;

New Lender means:

(a)	a Person to which a Lender seeks to assign (or, as the case may be, has assigned) all or part of its rights under Clause 26.3 (Transfer or Assignment by Lenders), but does not seek to transfer all or part of its obligations under that clause; or

(b)	a bank or financial institution to which a Lender seeks to transfer (or, as the case may be, has transferred) all or part of its obligations under Clause 26.3 (Transfer or Assignment byLenders),

and in each case, to which the assignment or transfer of such rights and/or obligations is permitted by applicable law;

ORA means the issue of obligations remboursables en actions referred to, and on the terms set out, in article 3.4 of the Protocol in an amount not less than EUR 900,000,000;

Original Financial Statements means the audited consolidated financial statements of the Consolidated Group for the period of 12 months ending 31 March 2003;

Outstandings means, in relation to a Lender at any particular time, the aggregate principal amount of its share of all (if any) Advances outstanding at that time;

Place of Payment means the principal financial centre of the country of the currency to be paid (or, if there is more than one such centre, one of those centres as selected by the Agent);

Potential Event of Default means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Majority Lenders, provided for in Clause 19.1 (Events of Default), would become an Event of Default;

Prepayment Required Amount means a minimum of EUR 50,000,000 and an integral multiple of EUR 25,000,000;

Project Finance Indebtedness means any Indebtedness to finance the ownership, acquisition, development, operation or maintenance of an asset or business (a Project):

(a) (i)	which is incurred by a single purpose Person (SPP) (whether or not any such SPP is a member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) and:

(A)	whose principal Assets and business are constituted by the ownership, acquisition, development, operation or maintenance of the Project, either directly or indirectly through one or more other SPPs incorporated solely for the purposes of, and whose assets and business are constituted by, the ownership, acquisition, development, operation or maintenance of the Project (each, together with the relevant borrower, a Project Entity); and

(B)	whose liabilities in respect of the Indebtedness concerned are not directly or indirectly the subject of a Group Guarantee (other than as provided in (ii) below); and

(ii)	in respect of which the Person(s) making or making available such Indebtedness (the Project Finance Lender) has no recourse to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than the SPP described in paragraph (i) above) for the repayment or payment of any sum relating to such Indebtedness other than recourse:

(A)	in respect of contributions to the equity (or equivalent) of a Project Entity;

(B)	to a Project Entity in respect of such sum being limited to the aggregate cash flow (other than historic cash flow) from the Project;

(C)	to a Project Entity for the sole purpose of enabling amounts to be claimed in respect of that Indebtedness on an enforcement of any Security given to the Project Finance Lender over the Assets constituting the Project or the income, cash flow or other proceeds deriving therefrom (or rights given by any shareholder or equivalent in a Project Entity over its shares or equity equivalent in the Project Entity) to secure that Indebtedness, provided that: (x) the extent of such recourse to a Project Entity is limited solely to the amount of any recoveries made on any such enforcement, and (y) the Project Finance Lender is not entitled, by virtue of any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding-up or dissolution of a Project Entity or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of a Project Entity or any of its Assets (save for the Assets which are the subject of such encumbrance);

(D)	to a Project Entity or a member of the Consolidated Group or a Subsidiary or Affiliate of such member, which recourse is limited to a claim for damages (other than liquidated damages) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against whom recourse is available; and/or

(E)	to any collateral or covenant to pay provided by any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member in exchange for the transfer to it of Assets in the form of cash (excluding, for the avoidance of doubt, the distribution of dividends to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) of a Project Entity provided that such collateral or covenant which is provided in exchange for such Assets does not have a value greater than the market value of such Assets at the time of transfer and provided further that if such collateral or such covenant to pay has or is capable of having a value exceeding EUR 15 million, the Borrower shall notify the Agent promptly of the same and of the relevant Assets, provided that in no circumstances shall there be any such recourse in respect of unlimited cash flow deficiencies within the relevant Project in excess of EUR 15,000,000 per annum; and/or

(b)	which the Majority Lenders shall have agreed in writing to treat as Project Finance Indebtedness;

Protocol means the agreement entered into on 2 August 2003 between the French State, BNP Paribas, Groupe Crédit Agricole, Société Générale and the Borrower, as amended by an Avenant à l’accord du 2 août 2003 entered into on 20 September 2003 between the French State, the G7 Banks and the Borrower. For the avoidance of doubt, references herein to the Protocol shall not include any amendment or modification thereto unless agreed by the parties hereto;

PwC Report means any report prepared by PricewaterhouseCoopers in respect of the Group pursuant to Clause 17.11 (PwC Reports) and shall include, for the avoidance of doubt, the Liquidity Plan to which any such report relates;

Qualifying Lender means a Person which is entitled to any part of an Advance and any interest to be paid to it on that part of that Advance and which fulfils the conditions (other than the completion and filing of forms by such Person) imposed by French laws, taking into account, as the case may be, any applicable international treaty, in order for any sum payable by the Borrower or the Agent for the account of the Borrower not to be subject to any withholding or deduction for any Taxes;

Rate Fixing Day means in relation to any Interest Period or Default Interest Period for which an interest rate is to be determined under this Agreement, the day on which quotations would ordinarily be provided in the relevant Inter-bank Market for deposits in the relevant unit for delivery on the first day of that period. If for any such period quotations would ordinarily be provided on more than one day, the Rate Fixing Day for that period shall be whichever of those days is from time to time nominated by the Agent (having regard to any convention or practice in the relevant Inter-bank Market);

Reference Banks means, subject to Clause 26.5(a) (Reference Banks), BNP Paribas, Crédit Agricole Indosuez, Crédit Lyonnais and Société Générale, each acting through its Paris or Brussels office;

Relevant Facilities means the Bridge Facility Agreement, the Extended Facility Agreements, the agreement referred to in paragraph (i) of the definition of “Affected Facilities”, the EUR 200,000,000 Loan Agreement dated 18 August 2000 (as amended) between the Borrower and CDC Finance - CDC IXIS and the EUR 33,200,000 credit facility dated 4 January 2000 between the Borrower and Caisse Régionale de Crédit Agricole Mutuel Charente Périgord;

Repayment Date means, in relation to an Advance under Tranche A, the Final Maturity Date and in relation to an Advance under Tranche B, the last day of its Interest Period;

Required Amount means a minimum of EUR 20,000,000 and an integral multiple of EUR 5,000,000;

Reservations means generally applicable legal principles affecting creditors’ rights generally as set out in the legal opinions referred to in paragraph 1.4 of Schedule 1;

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Inc.;

Security means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect (including, for the avoidance of doubt, any arrangement under which the repayment of a deposit or similar sum of money to a person depends on the performance by that person of certain payment obligations, or any similar arrangement) (and secured shall be construed accordingly);

September Liquidity Plan means the 3 year liquidity plan dated 19 September 2003 referred to as “W10” in article 1.2 of the Protocol and delivered to the Lenders, a copy of which is initialled by the Borrower for identification purposes on the date of this Agreement, to be validated in the PwC Report to be delivered on or prior to 15 November 2003;

Short-Term Investments means any short-term debt securities issued by any commercial banking institution or any company (other than a Subsidiary of the Borrower) organised under the laws of any of the OECD countries and whose short term debt rating, as at the time of any investment, is at least P-1 or A-1 according to Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, respectively, or any successor thereto and purchased by the Borrower as a short term placement of excess cash;

Specified Time for any action means the time and date specified in Schedule 6 (Timetables) for that action;

Strategic Plan means the strategic plan for the Group outlined in the press release of 12 March 2003;

Subsidiary means an entity of which the Borrower has from time to time direct or indirect control (as defined in article L.233-3 of the French Commercial Code);

T&D means the project referred to as “the disposal of transmission and distribution business” in the Strategic Plan and the Protocol or such business itself, as the context may require;

T&D Letter means the letter of the Borrower dated 25 September 2003 delivered to the Agent (in sufficient copies for each of the Lenders) and in a form and substance satisfactory to the Lenders setting out the gross proceeds, adjustment provisions, expected Net Cash Proceeds and timing of all payments to be received by the Borrower in connection with T&D;

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

TARGET Day means any day on which TARGET is open for the settlement of payments in euro;

Tax includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and includes any penalty or interest payable in connection with any failure to pay or delay in paying the same;

Total Commitments means the aggregate of the Tranche A Commitments and the Tranche B Commitments, being EUR 1,463,399,105 at the date of this Agreement;

Total Debt means, at any time, an amount equal to the aggregate of the liabilities described as “financial debt” of the Consolidated Group (including borrowings, bonds and notes issued, other financial debt and bank overdrafts and, for the avoidance of doubt, the redeemable preference shares of ALSTOM Finance Jersey Ltd. maturing on 31 March 2006, the subordinated notes issued on 29 September 2000, the TSDD and the TSDDRA but excluding the ORA) and the aggregate amount of securitised trade receivables (both existing and future and, in each case, to the extent permitted pursuant to the terms of this Agreement) net of retained interests, all as shown in the then latest monthly management accounts and/or Latest Financial Statements of the Borrower, as the case may be (recognising, without prejudice to the Borrower’s obligations pursuant to Clauses 17.1 (Preparation of Accounts), 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information), that figures prepared with due diligence and in good faith in respect of semi annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Total Net Debt means, at any time, Total Debt less Short-Term Investments, cash and Cash Equivalents of the Consolidated Group all as shown in the then latest monthly management accounts and/or Latest Financial Statements of the Borrower, as the case may be (recognising that figures in respect of semi-annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Total Net Debt Leverage Ratio means a ratio the numerator of which is the Total Net Debt of the Borrower (calculated as specified in Clause 18.6(d) (Total Net Debt Leverage)) and the denominator of which is EBITDA;

Tranche A means the term loan facility made available to the Borrower under this Agreement and any Advances made thereunder;

Tranche A Amount means the total amount that may be drawn under Tranche A, which on the date of the Agreement is EUR 1,200,000,000;

Tranche A Available Amount means the total amount of the Tranche A Available Commitments;

Tranche A Availability Period means the period during which Tranche A is available to be drawn by the Borrower, being from (and including) the date of this Agreement to (and including) 28 February 2004;

Tranche A Available Commitment means, in relation to a Lender on any date during the Tranche A Availability Period, its Tranche A Commitment (to the extent not cancelled) less the amount of that Lender’s share of any Tranche A Advances made on or prior to the relevant date;

Tranche A Commitment means in relation to a Lender and subject as provided in this Agreement, the amount set out opposite its name at the end of this Agreement under the heading “Tranche A”;

Tranche A Maturity Date means 30 September 2008;

Tranche A Outstandings means, in relation to a Lender at a particular time, the aggregate principal amount of its share of all (if any) Tranche A Advances outstanding at that time;

Tranche B means the revolving credit facility made available to the Borrower under this Agreement and any Advances made thereunder;

Tranche B Amount means the total amount that may be drawn under Tranche B, which on the date of the Agreement is no more than EUR 263,399,105, it being understood that such amount may be increased by up to EUR 100,000,000 in accordance with article 3.4 of the Protocol;

Tranche B Available Amount means the total amount of the Tranche B Available Commitments;

Tranche B Availability Period means the period during which Tranche B is available to be drawn by the Borrower, being from (and including) 20 January 2004 to (and including) the Tranche B Maturity Date;

Tranche B Available Commitment means, in relation to a Lender on any date during the Tranche B Availability Period, its Tranche B Commitment (to the extent not cancelled) less the amount of that Lender’s share of any Advances under Tranche B made on or prior to the relevant date;

Tranche B Commitment means, in relation to a Lender at any time of calculation and subject as provided in this Agreement, the amount set out opposite its name at the end of this Agreement under the heading “Tranche B” together with, in relation to the G7 Banks only, such additional commitment amount determined in accordance with article 3.4 of the Protocol, if any;

Tranche B Maturity Date means 30 September 2008;

Tranche B Outstandings means, in relation to a Lender at a particular time, the aggregate principal amount of its share of all (if any) Tranche B Advances outstanding at that time;

Transaction Documents means this Agreement, the fee letters referred to in Clause 9 (Fees) and any other agreements designated as such by the Borrower and the Agent;

Transfer Agreement means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Agreement);

TSDD means the issue of titres subordonnés à durée déterminée referred to, and on the terms set out, in article 2.1 b) of the Protocol which are to be expressed by their terms as subordinated in accordance with article L.228-97 of the Code de Commerce;

TSDDRA means the issue of titres subordonnés à durée déterminée remboursables en actions referred to, and on the terms set out, in article 2.1 a) of the Protocol which are to be expressed by their terms as subordinated in accordance with article L.228-97 of the Code de Commerce;

Underwriting Agreement means any underwriting agreement entered or to be entered into by the Borrower in connection with the issue of ORA as contemplated in the Protocol;

Vendor Financing means the provision of financial assistance to a third party institution which finances any customer of any member of the Group;

1.2    Construction of Certain References: Except to the extent that the context requires otherwise, any reference in this Agreement to:

acting in concert in connection with a change of control has the meaning given to that term in article L.233-10 of the French Commercial Code;

this Agreement includes this Subordinated Debt Facility Agreement, the fee letters referred to in Clause 9 (Fees), the Taux Effectif Global letter referred to in Clause 8.6 (Taux Effectif Global), any transfer agreement, notice of assignment and any other document designated by the Agent and the Borrower, as from time to time amended, supplemented, novated, restated or replaced and any document which amends, supplements, novates, restates or replaces this Agreement, in accordance with Clause 26.3 (Transfer or Assignment by Lenders) or 27.2 (Amendments, Waivers and Consents);

the Assets of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated;

Consent also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly);

one Person being Controlled by another means that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of Directors or other governing body of that Person or otherwise controls or has the power to control the affairs and policies of that Person;

the date of this Agreement means 30 September 2003;

the equivalent in any currency (the first currency) of any amount in another currency (the second currency) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the spot rate of exchange at which the Agent would have been prepared and able to purchase that amount in the first currency for the second currency in the Paris foreign exchange market for value as at the relevant time on the relevant date specified in this Agreement (or, where no such time and date is specified, for value at such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

a Guarantee also includes an indemnity and any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person, including (without limitation) any cautionnement, aval or garantie which is independent from the debt to which it relates;

a law includes common or customary law and any constitution, decree, judgement, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and lawful and unlawful shall be construed accordingly);

a Lender includes any New Lender which is an assignee or transferee pursuant to Clause 26.3 (Transfer or Assignment by Lenders);

a merger includes, in respect of any company, any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Commercial Code;

any obligation of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and due, owing, payable and receivable shall be similarly construed);

a Person includes any individual, company, corporation, firm, state or Agency of a state, or any grouping of 2 or more of the foregoing (in each case, whether or not having separate legal personality);

a reconstruction includes, in respect of any company, any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any de-merger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Commercial Code;

Tax on Overall Net Income of a Person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that Person by the jurisdiction in which its principal office (and/or, in the case of a Lender, its Facility Office) is located by reference to (a) the net income, profits or gains of that Person world-wide or (b) such of its net income, profits or gains as arise in or relate to that jurisdiction;

a time of the day is to Paris time unless otherwise stated;

trustee and fiduciary has, in each case, the meaning given to such term under any applicable law;

the Winding-up of a Person also includes the amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation of that Person, and any equivalent or analogous procedure under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has Assets.

1.3    Calculation of Financial Covenants: For the purposes of the covenants contained in Clauses 18.6 (Financial Covenants) and 18.7 (Restriction on Subsidiary Indebtedness), Consolidated Net Worth, Consolidated Net Financial Expense, EBIT, EBITDA, Total Debt and Total Net Debt shall be calculated and interpreted in accordance with Applicable Accounting Principles and shall be expressed in euro.

1.4    Construction of Certain Clauses: Clauses 11 (Illegality), 16.1(j) (No Material Adverse Change), 16.1(f)(ii) (No Default) and 19.1(i) (Litigation), 19.1(l) (Illegality or Invalidity), 19.1(n) (Material Adverse Change) shall not apply to the events or circumstances described in Clauses 19.2(b) (Implementation of the Protocol) or 19.2(c) (Failure to Implement the Protocol);

1.5    Headings: Headings shall be ignored in construing this Agreement.

2.    THE FACILITY

2.1    Amount: On the date of this Agreement, the Lenders grant to the Borrower a euro term loan and revolving credit facility of up to EUR 1,563,399,105 in aggregate available in 2 tranches consisting of a Tranche A term loan of EUR 1,200,000,000 and a Tranche B revolving credit facility of up to EUR 363,399,105 (collectively, the Facility).

2.2  Pro Rata Participation in Advances:

(a)	Save as specified in paragraph (b) below, each Lender will participate through its Facility Office in each Advance to be made under the facility in the proportion borne by its Tranche A Available Commitment or, as the case may be, its Tranche B Available Commitment to the Tranche A Available Amount or, as the case may be, to the Tranche B Available Amount when the Agent receives the notice requesting that Advance (unless, between then and the time for making that Advance, its Tranche A Available Commitment or, as the case may be, its Tranche B Available Commitment is reduced to zero, in which case the amount of that Advance will be reduced accordingly).

(b)	(i) CFDI shall participate in the first Advance under Tranche A in the full amount of its Tranche A Available Commitment, and (ii) each other Lender shall participate in the balance of the first Advance under Tranche A in the proportion borne by its Tranche A Available Commitment to the Tranche A Available Amount less the Tranche A Available Commitment of CFDI.

2.3    Calculation of Available Commitments/Facility: In order to calculate the amount of the Tranche A Available Amount and the Tranche B Available Amount and each Lender’s Tranche A Available Commitment or, as the case may be, its Tranche B Available Commitment in connection with a proposed Advance (whether for the purpose of Clause 2.2 (Pro Rata Participation in Advances) or 4.2 (Drawdown Request)):

(a)	in the case of Advances under Tranche B, any existing Advances under Tranche B with Repayment Dates on or before the proposed date of that Advance shall be deemed to have been repaid; and

(b)	if any other requests are outstanding for Advances under the relevant tranche to be made on or before the proposed date of that Advance, all Advances to which those requests relate shall be deemed to be outstanding.

2.4 Purpose:

The Borrower shall use the proceeds of:

(a)	the first Advance under Tranche A (i) to the extent of the amounts made available by the Lenders other than CFDI, towards the early repayment in full of the outstanding balance of the EUR 1,250,000,000 Credit Agreement and (ii) to the extent of the amount made available by CFDI, towards the repayment or prepayment in part of the Billets de Trésorerie;

(b)	the second Advance under Tranche A towards the repayment in full at maturity of the Bonds; and

(c)	once the amounts referred to in paragraph (a) above have been fully repaid, each Advance under Tranche B towards the financing of the Borrower’s general corporate purposes,

but in each case neither the Agent nor any Lender will be required to verify that the Advances are so used.

2.5 Subordination:

(a)	Subject to Clauses 2.5(b) and (c), each of the Lenders agree with the Borrower for the benefit of all present and future secured and unsecured creditors of the Borrower that, in the event of an Insolvency Proceeding affecting the Borrower for whatever reason, all amounts due under the Facility shall be subordinated to all secured and unsecured debts of the Borrower, provided that the debts under the Facility shall rank:

(i)	at least pari passu with (1) the subordinated notes issued on 29 September 2000, and (2) all subordinated debt which may be incurred by the Borrower in the future (other than the subordinated debt referred to in paragraph (ii) below);

(ii)	at all times in priority to (1) the principal amount of the ORA in the case of a repayment in cash of such ORA, which may only arise in the event of a liquidation or a cessation totale d’activité de la société, (2) any debt which a Subsidiary may now or in the future have against the Borrower in respect of Indebtedness of the Borrower due and payable to it, (3) the TSDD and the TSDDRA, and (4) any other financial instrument which is subordinated by operation of law which may exist or be issued by the Borrower in the future (including financial instruments referred to in article L.228-97 of the Code de commerce).

(b)	The Lenders agree that if they receive any amount due hereunder from or on behalf of the Borrower in circumstances where, in accordance with the provisions of this Clause 2.5, a creditor of the Borrower whose claim ranks senior to that of the Lenders hereunder is entitled to receive those amounts, they shall repay the relevant amounts (or the relevant proportion thereof) to the Borrower to the intent that the Borrower shall pay those amounts to any senior creditor entitled to the same in accordance with this Clause.

(c)	Notwithstanding anything contained in Clause 2.5(a), following the occurrence of an Early Repayment Event (and, for the avoidance of doubt, whether or not the Facility has been accelerated (in whole or in part) following such occurrence but only (save where acceleration has already occurred) for so long as such Early Repayment Event is continuing), the debt under the Facility shall no longer be subordinated and shall rank pari passu with all unsecured and unsubordinated debts of the Borrower.

(d)	The subordination set out in paragraphs (a), (b) and (c) above is hereby accepted by the Borrower for the benefit of all its present and future secured and unsecured creditors.

3.    CONDITIONS PRECEDENT TO SIGNING

The conditions precedent to the signing of this Agreement set out in Schedule 1 (Conditions Precedent to Signing) shall have been satisfied or waived prior to the date of this Agreement.

4.    DRAWDOWN

4.1    Drawdown Conditions: Advances will be made by the Lenders to and as requested by the Borrower if the conditions set out in Clauses 4.2 (Drawdown Request) to 4.7 (Conditions Precedent to First Tranche B Drawdown), as applicable, are fulfilled no later than the Specified Time.

4.2    Drawdown Request: Not later than the Specified Time (or, as the case may be, such later time as may be acceptable to the Agent and the Lenders for the purpose of the relevant request), the Agent has received from the Borrower a notice substantially in the form set out in Schedule 5 (Drawdown Notice) specifying:

(a)	whether the Advance is to be made under Tranche A or Tranche B;

(b)	the proposed date of that Advance, which must be a Business Day during the Tranche A Availability Period or the Tranche B Availability Period, as applicable, and which in respect to Tranche B shall be at least five Business Days after the date of the immediately previous Tranche B Advance;

(c)	its amount which must be a euro amount equal to or less than the Tranche A Available Amount or, as the case may be, the Tranche B Available Amount and, if less, must be a Required Amount;

(d)	the Interest Period; and

(e)	details of the bank (which must be in the Place of Payment) and account to which the Borrower wishes the proceeds of that Advance to be made available by the Agent.

4.3    Conditions Precedent to All Drawdowns: No Advance shall be made under Tranche A or Tranche B unless all the conditions precedent set out in Schedule 1 (Conditions to Signing) and Schedule 3 (Conditions Precedent to All Drawdowns) have been satisfied.

4.4    Conditions Precedent to First Tranche A Drawdown: No Advance shall be made under Tranche A unless the Agent has received satisfactory evidence that:

(a)	all actions contemplated by the Protocol (including, without limitation, the share capital increase and the issue by the Borrower of Billets de Trésorerie, TSDD and TSDDRA, and the receipt of all net proceeds in respect thereof) to be carried out on or prior to the date of the first Advance under Tranche A have been carried out;

(b)	an irrevocable prepayment and cancellation notice under the EUR 1,250,000,000 Credit Agreement has been delivered to the agent thereunder notifying the Borrower’s intention to prepay all amounts outstanding and cancel all commitments thereunder by no later than the date of the first Advance under Tranche A;

(c)	the net proceeds of the issue of the ORA shall have been paid by or on behalf of the Borrower to the agent of the EUR 1,250,000,000 Credit Agreement in partial repayment and cancellation of all amounts outstanding thereunder and such net proceeds, together with the first Advance under Tranche A, shall be sufficient to prepay such amounts outstanding in full;

(d)	the PwC Report referred to in Clause 17.11(a) (PwC Reports), has been delivered to the Lenders and no Event of Default under Clause 19.1(o) (PwC Report) has occurred;

(e)	the amounts outstanding and commitments under the Bridge Facility Agreement have been repaid in full and cancelled;

(f)	any subordination agreement required to be entered into pursuant to Clause 18.24 (Subordination of Indebtedness to Subsidiaries) has been entered into; and

(g)	all reasonable and duly documented costs and expenses (including legal fees and Taxes) incurred by the Lenders, the Arrangers and the Agent in connection with the preparation, negotiation, syndication or entry into of this

Agreement (including the French version thereof) and which are due and payable have been paid in full.

4.5    Conditions Precedent to Second Tranche A Drawdown: The second Advance under Tranche A shall not be made unless the Agent has received satisfactory evidence that all amounts outstanding and commitments under the Extended Facility Agreements have been repaid in full and cancelled.

4.6    Restrictions on Tranche A Drawdowns:

(a)	The first Advance under Tranche A shall be in an amount no greater than EUR 650,000,000 and shall be applied (i) to the extent of the amounts made available by the Lenders other than CFDI, being EUR 350,000,000, towards the repayment and cancellation in full of the amounts outstanding under the EUR 1,250,000,000 Credit Agreement and (ii) to the extent of the amounts made available by CFDI, being EUR 300,000,000, towards the repayment or prepayment in part of the Billets de Trésorerie. The date of the Advance shall be the same as, or immediately after, the date of receipt by or on behalf of the Borrower of the net proceeds of the ORA.

(b)	The second Advance under Tranche A shall be in an amount not exceeding the balance of the Tranche A Available Amount and shall be applied solely towards the repayment and cancellation of the outstanding balance of the Bonds in full. The date of that Advance shall be the maturity date of the Bonds or such earlier date (not being earlier than 30 January 2004) as may be required to ensure that the Bonds are repaid on their maturity date.

4.7    Conditions Precedent to First Tranche B Drawdown: No Advance shall be made under Tranche B unless the Agent has received satisfactory evidence that (i) all amounts outstanding and commitments under the EUR 1,250,000,000 Credit Agreement have been repaid in full and cancelled, and (ii) all amounts outstanding and commitments under the Extended Facility Agreements have been, or will on the date of that Advance be, repaid in full and cancelled.

4.8    Notification of Drawdown Requests: The Agent shall promptly (and in any event by the Specified Time) notify each Lender of the proposed details of, and the amount of that Lender’s share of, each Advance.

4.9    Limit on Number of Advances: Tranche A will be available to be drawn in two Advances and Tranche B will be available to be drawn in one or more Advances, provided that with respect to Tranche B not more than four Advances may be outstanding at any one time. For the avoidance of doubt, the first Advance under Tranche A shall, notwithstanding that it will be used for the two separate purposes referred to in Clause 2.4(a) (Purpose), be treated as a single Advance.

4.10    Consolidation of Advances Under Tranche A: Each Advance made under Tranche A shall be consolidated into a single Advance at the end of each Interest Period, provided that this Clause 4.10 shall not in any way affect the restrictions on the number of Advances set out in Clause 4.9 (Limit on Number of Advances).

5.	REPAYMENT

5.1    Repayment of Advances: The Borrower shall repay each Advance on its Repayment Date, together with all unpaid interest accrued on that Advance other than Deferred Interest, which Deferred Interest shall be payable in accordance with Clause 8.5(b). However, as the facility under Tranche B is revolving, any amount repaid under Tranche B before the Tranche B Maturity Date will remain available for re-borrowing under Tranche B on the terms and conditions of this Agreement.

5.2    Final Maturity Date: If on the Final Maturity Date any Advance remains outstanding, the Borrower shall repay that Advance on that date together with all Deferred Interest, unpaid accrued interest and fees and any other sum then due under this Agreement.

6.	PREPAYMENT OF ADVANCES UNDER TRANCHE A

6.1    Of All Lenders: Following the date on which there is an unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by the Borrower under each of the Relevant Facilities, the Borrower may (and shall as provided in Clause 7.1) prepay any Advance made under Tranche A, or any part of it which is a Prepayment Required Amount, without penalty, on any Interest Payment Date if (i) it gives to the Agent not less than 10 Business Days’ irrevocable written notice of the Advance to be prepaid and the date and amount of the prepayment, and (ii) a portion of the Tranche B Available Commitments proportional to the amount of Tranche A Advances being prepaid is cancelled on the date of prepayment. Any such prepayment must be accompanied by Deferred Interest, accrued interest on the amount prepaid and any other sum then due under Clause 21.2 (Break Funding Costs) or any other provision of this Agreement. Any Advance in respect of Tranche A which is repaid may not be redrawn.

6.2	Of Certain Lenders: If:

(a)	the Borrower becomes or will on or before the Repayment Date of an Advance become obliged to pay any Tax or other amount for the account of any Lender under Clause 10.2 (Grossing-up of Payments) or 12(Increased Costs); and

(b)	the Borrower gives to that Lender and the Agent not less than 10 Business Days’ irrevocable written notice of the date of prepayment,

the Borrower may prepay all (but not part only) of that Lender’s Outstandings without premium or penalty on the date of prepayment specified in that notice. Any such prepayment must be accompanied by all Deferred Interest, unpaid accrued interest on that Lender’s Outstandings, all unpaid fees accrued to that Lender and any other sum then due to that Lender under Clause 21.2 (Break Funding Costs) or any other provision of this Agreement.

7.	CANCELLATION

7.1    Of All Lenders: Following the date on which there is an unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by the Borrower under each of the Relevant Facilities, the Borrower may (and shall as provided in Clause 6.1) cancel the Tranche B Available Amount, or any part thereof which is a Cancellation Required Amount, without premium or penalty on any Interest Payment Date before the relevant Final Maturity Date if (i) it gives to the Agent not less than 10 Business Days’ irrevocable written notice of the date and amount of the cancellation, (ii) an amount of Deferred Interest proportional to the cancelled portion of the Tranche B Available Amount is paid on such cancellation date and (iii) a portion of the Tranche A Outstandings and Deferred Interest relating thereto proportional to the amount of Tranche B Available Commitments being cancelled is paid on such cancellation date. Any such partial cancellation shall reduce each Lender’s Tranche B Commitment rateably.

7.2    Of Certain Lenders: If the events specified in Clauses 6.2(a) (Of Certain Lenders) and 6.2(b) (Of Certain Lenders) occur, the relevant Lender’s Commitment in respect of Tranche A or Tranche B shall be cancelled (without premium or penalty) upon the Agent receiving the relevant notice under Clause 6.2(b) (Of Certain Lenders). In addition, if any event specified in Clause 6.2(a) (Of Certain Lenders) occurs and there are no Outstandings owing to the relevant Lender, the Borrower may cancel all (but not part only) of that Lender’s Commitment without premium or penalty at any time before the relevant Final Maturity Date if it gives to that Lender and the Agent not less than 10 Business Days’ irrevocable written notice of the date of the cancellation.

7.3    Cancellation Rights Limited: The Borrower may not cancel all or any part of the Commitments except as expressly provided in this Agreement.

7.4    No Reinstatement: No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.	INTEREST

8.1    Interest Periods: Interest shall be calculated on each Advance by reference to the Interest Period of that Advance. The Interest Period in respect of an Advance shall begin on the proposed date of that Advance or (if already made) on the last day of its preceding Interest Period and shall have a duration of:

(a)	one month in the case of Interest Periods ending on or prior to 30 September 2004 in respect of Advances under Tranche A or Tranche B (or, in the case of the second Tranche A Advance, a shorter period ending on the next following Interest Payment Date in respect of the first Tranche A Advance);

(b)	three months in the case of Interest Periods beginning on and after 30 September 2004 in respect of Advances under Tranche A; and

(c)	one or three months in the case of Interest Periods beginning on and after 30 September 2004 in respect of an Advance under Tranche B (or a shorter period ending on the Tranche B Maturity Date),

in the case of paragraph (c) above as selected by the Borrower in the notice requesting that Advance, provided that in the case of any Tranche B Advance, the Borrower may not select an Interest Period ending after the relevant Final Maturity Date.

8.2    Non-Business Days: If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3    Normal Interest Rate: The rate of interest applicable to an Advance for each Interest Period applicable to that Advance shall be the rate per annum (as determined by the Agent) equal to the sum of:

(a)	the Margin as applicable for that Advance; and

(b)	the Mandatory Costs (as notified to the Agent by the Lenders) for that, or (as the case may be) that part of that, Interest Period if applicable; and

(c)	EURIBOR for that Interest Period unless market practice dictates otherwise.

8.4    Notification of Interest Rates: The Agent shall promptly notify the Borrower and the Lenders of each rate of interest determined in accordance with this Agreement.

8.5    Payment of Interest:

(a)	On each Interest Payment Date in respect of an Advance made under Tranche A or Tranche B or (in the case of an overdue sum) the last day of each Default Interest Period relating to that overdue sum, the Borrower shall pay the interest accrued (to the fullest extent permitted by law) during that Interest Period or Default Interest Period on the Advance or overdue sum to which it relates, other than any Deferred Interest, at the rate(s) applicable for that Interest Period or Default Interest Period.

(b)	Deferred Interest shall be payable on the Final Maturity Date, save as otherwise provided in this Agreement.

8.6    Taux Effectif Global: For the purpose of Article L.313.1 et seq. of the French Code de la Consommation, the parties acknowledge that, due to certain characteristics of the facility and, in particular, to the floating interest rate applicable to the Advances, the actual all-in percentage rate (taux effectif global) for the duration of the facility cannot be calculated as at the date of this Agreement. Notwithstanding the above, the Agent delivered to the Borrower on the date of this Agreement letters containing indicative calculations of the actual all-in percentage rate, the form of the latter such letter being set out in Schedule 9 (Taux Effectif Global Letter).

8.7    Deferred Interest: Without prejudice to any other provisions of this Agreement, the following principles applying to Deferred Interest are set out below for explanation purposes:

(a)	a portion of interest which corresponds to the Deferred Margin in respect of each Tranche A Advance and each Tranche B Advance shall accrue on each Interest Payment Date relating to that Advance, but shall remain unpaid until the Final Maturity Date, or such earlier date as may be provided under this Agreement (including, without limitation, in Clause 6 (Prepayment of Advances under Tranche A), Clause 7 (Cancellation) and Clause 19.3 (Cancellation/Acceleration));

(b)	for the purposes of calculating interest thereon, the interest referred to in paragraph (a) shall be treated as forming part of the first Tranche A Advance from the Interest Payment Date under Tranche A (the First Compounding Date) which falls immediately after the first anniversary on which that interest accrued; and

(c)	accordingly, from the First Compounding Date, interest referred to in paragraph (a) shall itself bear interest calculated at the same rate and by reference to the same interest periods, and accruing on the same dates as, the first Tranche A Advance, and such interest shall be compounded annually thereafter on the same principles.

9.	FEES

9.1    Agency Fee: The Borrower shall pay to the Agent for its own account an agency fee as stated in a letter dated 30 September 2003 from the Agent to, and countersigned by, the Borrower.

9.2    Upfront Fee: The Borrower shall pay to the Agent (for the account of the Lenders) an upfront fee as stated in a letter dated 30 September 2003 from the Agent to, and countersigned by, the Borrower.

9.3    Commitment Fees: The Borrower shall pay a commitment fee calculated on a daily basis at the rate of 1.50% per annum on the amount of each Lender’s Tranche A Available Commitment and Tranche B Available Commitment in each case during the period from (but excluding) the date of this Agreement to (and including) the Final Maturity Date. These fees shall be payable in arrear quarterly from the date of this Agreement and on the relevant Final Maturity Date or any earlier date on which that Lender’s Tranche A Commitment or Tranche B Commitment, as the case may be, is reduced to zero.

10.	TAXES

10.1    Payments to be Free and Clear: All sums payable by the Borrower under this Agreement shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding, whether for or on account of Tax, by way of set-off or otherwise.

10.2    Grossing-up of Payments:

(a)	If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) is required at any time to deduct or withhold any such Tax or other amount from any sum paid or payable by, or received or receivable from, the Borrower under this Agreement, the Borrower shall (to the extent permitted by law) at the same time pay such additional amount as is necessary to ensure that the Agent or, as the case may be, the Lender to which that sum is due receives and retains (free from any liability other than Tax on its Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

(b)	If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) is required at any time to pay any such Tax or other amount on, or calculated by reference to, any sum received or receivable (including any sum received or receivable under this Clause 10.2(b)) by the Agent or, as the case may be, any Lender under this Agreement (except for a payment by the Agent or a Lender of Tax on its Overall Net Income), the Borrower shall pay or procure the payment of that Tax or other amount before any interest or penalty becomes payable or, if that Tax or other amount is payable and paid by the Agent or any Lender, shall reimburse it on demand for the amount paid by it.

(c)	Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax or other amount which it is required to pay under Clause 10.2(b), the Borrower shall deliver to the Agent evidence satisfactory to the Agent or, as the case may be, the relevant Lender (including any original receipts, tax receipts, or certified copies thereof) of that deduction, withholding or, as the case may be, payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(d)	As soon as the Borrower is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Agent.

(e)	If the Borrower becomes or will become obliged to pay an amount under Clauses 10.2(a) (Grossing-up of Payments) or (b) (Grossing-up of Payments) to any Lender but is prevented by law from making such payment, then the Borrower shall give notice to the Agent within 15 days of becoming aware of such fact. During the 30 day period commencing on the date of receipt of such notice from the Borrower, the Borrower and the relevant Lender shall negotiate in good faith with a view to the Lender taking such steps as it determines, in its discretion, are reasonably open to it and are acceptable to the Borrower to avoid such prohibition on payment. If, at the end of such 30 day period, no mutually acceptable solution has been agreed on, the Borrower shall, within two Business Days, prepay that Lender’s share of each Advance and cancel that Lender’s Available Commitment, together with all Deferred Interest, interest accrued thereon and any other sum then due to that Lender under Clause 21.2 (Break Funding Costs) and any other provision of this Agreement.

10.3    Qualifying Lender: Notwithstanding Clauses 10.2(a) (Grossing-up of Payments) and (b) (Grossing-up of Payments), the Borrower shall not be required to pay any additional amount in respect of any Tax so imposed or levied on a Lender if (i) on the due date of a payment of interest to a Lender or the Agent, such Person is not a Qualifying Lender, unless such imposition of withholding results from the introduction of, or any change in, or in the interpretation or application of, any relevant law, order or practice of the tax authorities after this Agreement is entered into or, as the case may be, the date on which that Person becomes a Lender or Agent, as the case may be, or from the breach by the Borrower of its obligations under Clause 10.4 (Tax Administration Formalities) below or (ii) subject to the Borrower complying with Clause 10.4 (Tax Administration Formalities), such Person has failed to complete any procedural formalities which were in its sole dominion and control to complete and which are necessary in order to ensure that no additional amounts in respect of Tax are payable by the Borrower pursuant to Clause 10.2 (Grossing-up of Payments).

10.4    Tax Administration Formalities: The Borrower agrees to provide such information in respect of itself as may be reasonably requested by the Lenders or the Agent in order for the Lenders or the Agent to comply with any administrative formalities required in order for the Lenders or the Agent to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

10.5	Refund of Tax Credits: If:

(a)	the Borrower makes a payment under Clause 10.2(a) (Grossing-up of Payments) or Clause 10.2(b) (Grossing-up of Payments) (a Tax Payment) in respect of a payment to a Lender under this Agreement; and

(b)	that Lender obtains a refund of Tax or obtained and used a credit against Tax on its Overall Net Income (a Tax Credit) which that Lender is able to identify as attributable to that Tax Payment,

then, if it can do so without any adverse consequences for that Lender, that Lender shall, as soon as practicable, reimburse the Borrower such amount as that Lender determines in its sole discretion to be such proportion of that Tax Credit as will leave that Lender (after that reimbursement) in no better or worse position in respect of its world-wide Tax liabilities than it would have been in if no Tax Payment had been required. A Lender shall use its reasonable endeavours to claim any Tax Credit (and, if it does claim, to determine the extent, order and manner in which it does so) and to determine whether any amount is due from it under this Clause 10.5 (and, if so, what amount and when). No Lender shall be obliged to disclose any information regarding its Tax affairs and computations.

11.	ILLEGALITY

If at any time any Lender (acting reasonably) determines that it is or will become unlawful or contrary to any law or Directive for it to allow all or part of its Commitment to remain outstanding, to make, fund or have outstanding all or part of its Outstandings and/or to carry out all or any of its other obligations under this Agreement then:

(a)	upon that Lender notifying the Borrower and the Agent, its Commitment (if any) shall be cancelled; and

(b)	the Borrower shall prepay that Lender’s share of each Advance immediately on the Repayment Date of that Advance or (if not yet unlawful) within 10 Business Days of that notification (whichever is earlier) with all Deferred Interest applicable to that Lender’s share of each such Advance, all unpaid accrued interest thereon, all unpaid fees accrued to that Lender and any other sum then due to that Lender under Clause 21.2 (Break Funding Costs) or any other provision of this Agreement.

12.	INCREASED COSTS

12.1    Indemnity: If the Agent or, as the case may be, any Lender (in each case acting reasonably) determines that, as a result of (a) the introduction of or any change in, or in the interpretation or application of, any law or Directive (b) compliance by it with any law or Directive:

(a)	it (or any of its holding companies) incurs a cost in maintaining all or any part of its Commitment and/or in making, maintaining or funding all or any part of its share of any Advance or any overdue sum; and/or

(b)	any sum received or receivable by it under this Agreement or the effective return to it under this Agreement or the overall return on its (or any of its holding companies’) capital is reduced (except on account of Tax on its Overall Net Income); and/or

(c)	it (or any of its holding companies) makes any payment (except on account of Tax on its Overall Net Income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement, the Borrower shall, at the request of the Agent or the relevant Lender, as the case may be, and at the Borrower’s option either (i) indemnify it (or pay to it an amount sufficient to indemnify any of its holding companies) against that cost, reduction, payment or forgone interest or other return (except to the extent that it results from a deduction or withholding of Tax) and, accordingly, shall from time to time on demand (whenever made) pay to the Agent for its own account or, as the case may be, for the account of that Lender the amount certified by it with reasonable justification to be necessary so as to indemnify it (or any of its holding companies) or (ii) prepay to that Lender all (but not part only) of that Lender’s Outstandings on the date specified in that request. Any such prepayment will be made without penalty but must be accompanied by a payment of all unpaid Deferred Interest, accrued interest on that Lender’s Outstandings, fees accrued to that Lender and any other sum then due to that Lender under Clause 21.2 (Break Funding Costs) or any other provision of this Agreement.

12.2    Capital Adequacy: Under Clause 12.1 (Indemnity), a Lender shall be entitled to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, its Commitment, its share of any

Advance or any overdue sum, but also for that proportion of any cost, reduction, payment or forgone interest or other return which that Lender (or any of its holding companies) reasonably determines to be fairly allocable to this Agreement, its Commitment, its share of any Advance or any overdue sum in relation to any law or Directive applicable to that Lender (or any of its holding companies) or affecting the conduct of that Lender’s (or any of its holding companies’) business or a type of business or the manner in which or the extent to which that Lender (or any of its holding companies) allocates capital resources.

13.	CHANGE IN MARKET CONDITIONS

13.1    Triggering Events: If in relation to any Advance:

(a)	the Agent is unable to determine EURIBOR; or

(b)	the Agent is notified by Lenders to whom more than 33 1/3% of that Advance, if made, would be owing that (a) they are or expect to be unable to obtain matching deposits in the Inter-bank Market at or about 11:00 a.m. (Brussels time on the Rate Fixing Day in sufficient amounts to fund their respective shares of that Advance during its Interest Period or (b) the EURIBOR fixed for the Interest Period of that Advance does not reflect the cost to those Lenders of obtaining such deposits, the Agent shall promptly notify the Borrower and the Lenders and that Advance shall not be made.

13.2 Negotiation:	The Borrower and the Agent (on behalf of and after consultation with the Lenders) shall then negotiate until not more than 25 days after the Agent gives the notification referred to in Clause 13.1 with a view to agreeing an alternative basis for calculating the interest payable on and/or funding Advances. Any alternative basis agreed in writing by the Agent (on behalf of and with the consent of all the Lenders) and the Borrower within that 25 day period shall take effect in accordance with its terms. In the event that no alternative basis is so agreed, then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Agent by each relevant Lenders as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to each relevant Lender of funding its participation in that Advance from whatever source it may reasonably select; and

(c)	the Mandatory Costs (as notified to the Agent by the relevant Lenders) for that, or (as the case may be) that part of that, Interest Period if applicable.

14.	MITIGATION

If any circumstances arise which result, or would on the giving of notice result, in the Borrower having to make a payment to or for the account of a Lender under Clause 10 (Taxes), 11 (Illegality) or 12 (Increased Costs), or in a Lender’s Commitment being cancelled under Clause 11(a), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrower under Clauses 10 (Taxes) to 13 (Increased Costs):

(a)	promptly after an officer of that Lender with responsibility for its participation in this facility becomes aware of the relevant circumstances and their results, that Lender shall notify the Borrower and the Agent; and

(b)	in consultation with the Borrower and the Agent, that Lender shall take all such steps as it determines are reasonably open to it and as are acceptable to the Borrower and the Agent to mitigate the effect of those circumstances (such as changing its Facility Office, restructuring its participation in the facility and/or transferring some or all of its rights or obligations under this Agreement to another Person acceptable to the Borrower and willing to accept such transfer).

However, no Lender shall be obliged to take any such steps which in its reasonable opinion could have an adverse effect on that Lender.

15.	PAYMENTS

15.1    By Lenders: On each date on which an Advance is to be made, each Lender shall make its share of that Advance available to the Agent. Each such amount shall be made available in euro in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in euro to such account with such bank in the Place of Payment as the Agent may specify.

If so requested by the Agent, the relevant Lender will promptly confirm to the Agent that it will make the relevant payment as required by this Clause 15.1.

15.2    Disbursement to Borrower: The Agent shall make the amounts so received by it from the Lenders available to the Borrower before close of business in the Place of Payment on that date by payment in euro of funds as received by the Agent to such account with such bank as the Borrower shall have specified in the notice requesting that Advance. If any Lender makes its share of an Advance available to the Agent later than required by Clause 15.1 (By Lenders), the Agent shall make that share available to the Borrower as soon as practicable thereafter.

15.3	Currency of Payments:

(a)	Each repayment or prepayment of principal of an Advance shall be made in euro.

(b)	Each payment of interest shall be made in euro.

(c)	Each additional amount payable under Clause 10.2(a) (Grossing-up of Payments) shall be paid in the same currency as the sum to which it relates.

(d)	Each sum payable under Clause 10.2(b) (Grossing-up of Payments), 12 (Increased Costs) or 24.1(c) (Stamp Duty) shall be paid in the currency specified by the Person for whose account it is payable.

(e)	All payments in respect of costs, losses, expenses and liabilities under Clause 15.8(b) (Refunding of Payments), 21.1 (Miscellaneous Indemnities), 22.8 (Indemnity to Arranger and Agent), 24.1(a) (Initial Expenses) or (b) (Enforcement Expenses) shall be made in the currency in which they were incurred.

(f)	All other payments shall be made in euro.

15.4    By Borrower: On each date on which a payment is to be made by the Borrower, it shall make that payment to the Agent in the currency specified in Clause 15.3 (Currency of Payments) in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in that currency. All such payments shall be made to such account with such bank in the Place of Payment as the Agent may specify.

15.5    Distribution to Lenders: The Agent shall make available to each Lender before close of business in the Place of Payment on that date its pro rata share (if any) of any sum so received by the Agent from the Borrower in the same currency and funds as received by the Agent to such account of that Lender with such bank in the Place of Payment as it shall have designated to the Agent for that purpose. If any sum is received by the Agent from the Borrower later than required by Clause 15.4 (By Borrower), the Agent shall make each Lender’s share (if any) available to it as soon as practicable thereafter.

15.6    Netting of Payments: Notwithstanding Clauses 15.1 (By Lenders) to 15.3 (Currency of Payments) or any other provision of this Agreement:

(a)	if on any date an amount (the first amount) is to be advanced by a Lender under this Agreement and an amount (the second amount) is due from the Borrower to that Lender under this Agreement in the same currency, that Lender shall apply the first amount in or towards payment of the second amount. The relevant Lender shall remain obliged to advance any excess (or, as the case may be, the Borrower shall remain obliged to pay any shortfall) in accordance with this Clause 15; and

(b)	if on any date an amount (the first amount) is to be advanced by a Lender under this Agreement and an amount (the second amount) is due from the Borrower to that Lender under this Agreement in a different currency and if the Borrower and the Agent so agree by the Specified Time, the Agent shall:

(i)	apply a sum equal to the first amount (or, as the case may be, so much of the first amount as is necessary) in purchasing in the Paris foreign exchange market, for value on the due date of payment of the second amount, an amount in the currency of the second amount (or, as the case may be, so much of the second amount as can be purchased with the first amount); and

(ii)	on receipt of the amount so purchased apply it in or towards payment of the second amount, unless for any reason either of those applications cannot be made at the relevant time.

The relevant Lender shall remain obliged to advance the first amount in euro and the Borrower shall remain obliged to repay the second amount in the currency of the second amount, notwithstanding this Clause 15.6(b).

Nothing in this Clause 15.6 shall be effective to create a charge.

15.7    Order of Distribution: If the amount received by the Agent from the Borrower on any date is less than the total sum remaining and/or becoming due under this Agreement on that date, the Agent shall apply that amount in or towards payment of the following sums in the following order:

(a)	first, in or towards payment pro rata of any sums then due to the Agent or the Arrangers in their capacity as such

(b)	secondly, in or towards payment pro rata of any sums (other than principal or interest on the Advances) then due to the Lenders (or any of them);

(c)	thirdly, in or towards payment pro rata of any interest (other than Deferred Interest) then due on the Advances;

(d)	fourthly, in or towards payment pro rata of any Deferred Interest then due on the Advances;

(e)	fifthly, in or towards payment pro rata of any principal then due.

Any such applications shall override any purported appropriation by any Person. For this purpose, the Agent may (if and to the extent necessary) convert one currency into another.

15.8    Refunding of Payments: The Agent shall not be obliged to (but may) make available to any Person any sum which it is expecting to receive for the account of that Person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)	the Person to whom the Agent made that sum available shall on demand refund it to the Agent; and

(b)	that Person or (at the option of the Agent) the Person by whom that sum should have been made available shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it but without prejudice to the rights of any party hereto against a defaulting party.

15.9	Non-Business Days:

(a)	If any Repayment Date would otherwise fall on a non-Business Day, it shall instead fall on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	Any payment to be made by the Borrower (otherwise than on a Repayment Date) and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day.

16.	REPRESENTATIONS AND WARRANTIES

16.1    By the Borrower: The Borrower represents and warrants to and for the benefit of each other party to this Agreement, in relation to itself and (where applicable) its Material Subsidiaries, and in the case of 16.1(h) below, each member of the Group, as follows:

(a)	Status: The Borrower is a limited liability company duly established and validly existing under the laws of the Republic of France and has the power and authority to own its Assets and to conduct the business which it conducts and/or proposes to conduct.

(b)	Powers: The Borrower has the power to enter into, exercise its rights and perform and comply with its obligations under the Transaction Documents and the Protocol and, when entered into, the ORA, the TSDD and the TSDDRA.

(c)	Authorisations and Consents: All actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary Consents, the making of registrations and the like) in order:

(i)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Transaction Documents and the Protocol and, when entered into, the ORA, the TSDD and the TSDDRA;

(ii)	to ensure that those obligations are valid, legally binding and enforceable;

(iii)	to ensure that those obligations rank and will at all times rank in accordance with Clause 18.2 (Ranking of Obligations); and

(iv)	to make this Agreement admissible in evidence in the courts of France,

have been or will be when required (as applicable) taken, fulfilled and done other than such actions, conditions or things in connection with any laws or regulations on state aid.

(d)	Non-Violation etc.: Its entry into, exercise of its rights and/or performance of or compliance with its obligations under the Transaction Documents and, for the purposes only of (ii) and (iii) below, the ORA, the TSDD, the TSDDRA and the Protocol, do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:

(i)	any law to which it is subject;

(ii)	its statuts; or

(iii)	any agreement (including any existing agreement relating to Financial Commitments) to which any member of the Group is a party or which is binding on any member of the Group or their respective Assets, or result in the existence of, or oblige any member of the Group to create, any Security over those Assets other than as permitted under Clause 18.3 (Negative Pledge).

(e)	Obligations Binding: Its obligations under this Agreement are valid, binding and enforceable and rank pari passu with all other unsecured creditors of the Borrower, save for obligations mandatorily preferred by law and as otherwise provided in Clause 2.5.

(f)	No Default:

(i)	no Event of Default, Potential Event of Default or Early Repayment Event has occurred, or will occur as a result of making any Advance, other than any waived in accordance with Clause 27.2 (Amendments, Waivers and Consents); and

(ii)	neither the Borrower nor any Material Subsidiary is in breach of or default under any agreement to an extent or in a manner which has or is likely to have a Material Adverse Effect,

other than, in each case, an Excluded Default.

(g)	Winding-up/Insolvency:

(i)	No proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution of, or in respect of any Insolvency Proceeding of any nature relating to the Borrower or any Material Subsidiary; and

(ii)	the Borrower and the Material Subsidiaries are solvent and in a position to meet their respective scheduled payment obligations as they fall due.

(h)	Existing Security:

(i)	No Security exists on or over its Assets or those of ALSTOM Holdings as at the date of this Agreement except as listed in Schedule 10 (Existing Security); and

(ii)	no Security exists over its Assets or those of any other member of the Group except as permitted pursuant to Clause 18.3 (Negative Pledge).

(i)	Accounts: The Latest Financial Statements as delivered to the Agent (with copies of the related directors’ and auditors’ reports (if any)):

(i)	include such financial statements as are required by the laws of the Republic of France and accounting principles, standards and practices generally accepted in the Republic of France and, save as stated in the notes thereto, were prepared and audited in accordance with accounting standards generally accepted in the Republic of France;

(ii)	together with those notes, give a true and fair view of the Borrower’s consolidated financial condition and operations and that of the Consolidated Group as at that date and for the period then ended; and

(iii)	in the case of the Borrower and each Material Subsidiary, its non-consolidated audited annual financial statements most recently delivered to the Agent:

(A)	have been prepared in accordance with generally accepted accounting principles generally accepted in the jurisdiction in which it is incorporated, consistently applied; and

(B)	fairly represent its financial condition as at the date to which they were drawn up.

(j)	No Material Adverse Change: Save as disclosed to the Lenders by the Borrower in writing in the Information Package prior to the date of this Agreement, no event has occurred or circumstance arisen which has or is likely to have a Material Adverse Effect since 20 September 2003.

(k)	Litigation: No litigation, arbitration or administrative proceeding is current, pending or threatened (other than any such proceeding in connection with Clauses 19.2(b) (Implementation of the Protocol) and 19.2(c) (Failure to Implement the Protocol)):

(i)	to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with any of obligations under this Agreement; or

(ii)	which has or may have a Material Adverse Effect (save as disclosed to the Lenders by the Borrower in the Information Package or otherwise in writing prior to the date of this Agreement).

(l)	Information:

(i)	to the best of its knowledge, information and belief, after all reasonable enquiries, the documents comprising the Information Package, including the financial accounts relating to the Borrower, ALSTOM Holdings and the Group were true, complete and accurate in all material respects at the date of each of them, and the opinions, projections and forecasts therein and the assumptions on which they are based were arrived at after due and careful consideration and enquiry and genuinely represented its views, have been made in good faith and are based on reasonable assumptions;

(ii)	all other written information provided to the Agent, Arrangers and Lenders prior to the date of this Agreement (including in any documentation provided in compliance with the conditions precedent to this Agreement) was true, complete and accurate in all material respects as at the date thereof;

(iii)	there are no relevant facts or circumstances which have not been disclosed to the Agent, Arrangers and Lenders in writing since 20 September 2003 and before the date of this Agreement and which could make any of such information, opinions, projections, forecasts or assumptions untrue, incomplete, inaccurate or misleading in any material respect or which, if disclosed, might reasonably be expected adversely to affect the decision of a Person considering whether to provide finance to it; and

(iv)	any other information or report delivered by or on behalf of the Borrower hereunder is at the date of delivery hereunder true and accurate in all material respects and not misleading in any material respect by reason of any omission; any statements of opinion included in any such information or report will reflect opinions held by the officers of the Borrower; and any projection or forecast contained in any such other information will in all respects be based on reasonable assumptions.

(m)	Environmental Matters: To the best of the Borrower’s knowledge, information and belief, after all reasonable enquiries, neither it nor any of its Material Subsidiaries is in breach or contravention of any applicable Environmental Law in each of the jurisdictions in which it operates in a manner or to an extent which might have a Material Adverse Effect.

(n)	Intellectual Property:

(i)	All material Intellectual Property required to conduct its business and that of its Material Subsidiaries is beneficially owned by or licensed to Group members free from any licences to or Security in favour of third parties which are materially prejudicial to the use of such Intellectual Property, and will not be adversely affected in any material respect by the transactions contemplated by this Agreement or the Protocol (except to the extent being disposed of thereunder); and

(ii)	to the best of the Borrower’s knowledge, information and belief, after reasonable enquiries, its business and that of its Material Subsidiaries does not infringe any intellectual property rights of any third party in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

(o)	Assets: The Borrower and each Material Subsidiary has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business.

(p)	Tax Liabilities: No material claims are, or are reasonably likely to be, asserted against the Borrower or any Material Subsidiary with respect to unpaid Taxes and all material reports and returns on which Taxes are required to be shown have been filed and all material Taxes required to be paid have been paid, in each case within any applicable time limit or any applicable grace period.

(q)	Immunity from Suit, etc.: The Borrower has no right to immunity from jurisdiction or execution on grounds of sovereignty in respect of any action or proceeding relating to this Agreement, save that, in the case of assets that are employed in a service public (public service) and that are within the physical possession of the French State or an entité de droit public (public law entity), it is not certain that such assets will be capable of being attached, either by the Borrower as part of a repossession action or by a creditor of the Borrower as part of an enforcement action.

(r)	Private Commercial Acts: The execution, delivery and performance of this Agreement constitute private commercial acts for private commercial purposes as between the Borrower and the Lenders.

(s)	Pooling Arrangements: No cash pooling operations are carried on at the date of this Agreement between the Borrower as borrower and any member of the Group other than ALSTOM Holdings.

(t)	Intra-Group Indebtedness: No member of the Group other than ALSTOM Holdings is at the date of this Agreement a creditor of Indebtedness of the Borrower and thereafter a creditor of Indebtedness of the Borrower which has not complied with Clause 18.24 (Subordination of Indebtedness to Subsidiaries).

(u)	Subordination of Claims: Any claims which the Lenders may now or in the future have against the Borrower hereunder rank in the manner specified in Clause 2.5(a)(ii) (Subordination).

16.2    Repetition: Each of the representations and warranties in Clauses 16.1(a) (Status) to 16.1(u) (Subordination of Claims) (other than Clause 16.1(1)(i), (ii) and (iii) (Information) will be repeated on each date on which an Advance is requested or made and on each date on which interest is payable pursuant to this Agreement, as if repeated by reference to the then existing circumstances, except as otherwise agreed by the Majority Lenders in their absolute discretion.

16.3    Qualifications to Warranties: The representations and warranties in Clauses 16.1(c)(ii) (Authorisations and Consents), 16.1(d)(i) (Non-Violation, etc.) and 16.1(e) (Obligations Binding) shall be subject to Reservations.

17.	INFORMATION

The Borrower undertakes that, so long as any Commitment remains available or any Advance remains outstanding under this Agreement:

17.1    Preparation of Accounts: The Borrower will ensure that all accounts to be delivered by it under this Agreement are prepared in such manner that Clause 16.1(i) (Accounts) would be complied with.

17.2    Audited Accounts: As soon as available and in any event within 120 days after the end of each of its financial years (beginning with the current one), the Borrower will deliver to the Agent enough copies for the Lenders of its annual report and audited consolidated accounts (including balance sheet, profit and loss and cash flow statements of the Borrower) as at the end of and for that financial year, together with copies of the related directors’ and auditors’ reports.

17.3    Semi-Annual Information: As soon as available and in any event within 90 days after the end of the first 6 months of each of its financial years (beginning with the current one), the Borrower will deliver to the Agent enough copies for the Lenders of its interim consolidated financial statements (which shall have been subject to limited review by the Borrower’s auditors) (including balance sheet, profit and loss and cash flow statements of the Borrower) for that 6 month period.

17.4    Quarterly Information: If at any time after the date of this Agreement the Borrower publishes quarterly consolidated financial statements, as soon as available and in any event within 60 days of the end of each quarter, the Borrower will deliver to the Agent enough copies for the Lenders of its interim consolidated financial statements for that quarter.

17.5    Monthly and Quarterly Information: If and for so long as the Borrower is not Investment Grade, as soon as the same become available, but in any event within 20 days after the end of each calendar month, commencing in October 2003 (and following the first anniversary date of this Agreement, within 20 days after the end of each calendar quarter) deliver to the Agent (in sufficient copies for each of the Lenders):

(a)	an updated Liquidity Plan with respect to the next 3 financial years beginning with the current year, established on a monthly basis with respect to the current financial year and on a quarterly basis thereafter, in each case certified by an Authorised Signatory, together with a reconciliation statement to provide a comparison to (i) the September Liquidity Plan during the first year following the Date of this Agreement and (ii) to the latest Liquidity Plan provided after the first Anniversary Date of this Agreement, where there are any material deviations between the two, and together with a management commentary explaining the reasons of any such deviation;

(b)	details of any litigation current, pending or threatened in respect of which the amount subject to dispute exceeds EUR 100,000,000 or, if the information is then available to the Borrower, in respect of which the amount exceeds EUR 50,000,000;

(c)	an update in respect of the GT24 and GT26 units, such update to summarise technical, commercial and financial issues (including an update in respect of claims (indemnity or otherwise) and provisions); and

(d)	an update in respect of any cash collateral securing off-balance sheet undertakings in respect of bonding guarantees and derivatives (if any).

17.6    Information to Shareholders or Creditors: At the same time as it is sent to its shareholders (or any class of its shareholders) or creditors, the Borrower will deliver to the Agent upon its request enough copies for the Lenders of any circular, document or other written information sent to its shareholders as a whole (or any class of its shareholders as a whole) or creditors as such.

17.7    Events of Default and Early Repayment Events: The Borrower will notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default (other than an Excluded Default) and any Early Repayment Event (and of any action taken or proposed to be taken to remedy it) promptly and in any event within 3 Business Days after becoming aware of it.

17.8    Compliance with Financial Covenants:

(a)	With each set of accounts delivered by it under Clause 17.2 (Audited Accounts) the Borrower will deliver to the Agent an annual certificate of the Auditors in such form as they are willing to deliver in accordance with their policies, from time to time, relating to the financial covenants contained in Clause 18.6 (Financial Covenants) as at the end of the relevant period and including (in reasonable detail and in a form satisfactory to the Agent (acting reasonably) their certification as to the computations necessary to demonstrate such compliance.

(b)	(i) With each set of accounts delivered by it under Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information);

(ii)    in respect of its obligations under Clause 18.6(c) (Total Debt), within 20 days after the end of each relevant quarter; and

(iii)    in any case within 14 days after any request made by the Agent from time to time,

the Borrower will deliver to the Agent a certificate signed on its behalf by the chief financial officer or a vice-president corporate funding of the Borrower:

(aa)	confirming compliance with the relevant tests in Clause 18.6 (Financial Covenants) as at the end of the relevant period (or, as the case may be, as at the date specified in the Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request);

(bb)	setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to demonstrate such compliance; and

(cc)	confirming that, so far as it is aware and (if applicable), except as previously notified to the Agent or waived in accordance with Clause 27.2, no Event of Default, Potential Event of Default or Early Repayment Event has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified or waived and of which it is aware and of any action taken or proposed to be taken to remedy it.

17.9    Material Subsidiaries: With each set of accounts delivered by it under Clauses 17.2 (Audited Accounts), 17.3 (Semi-Annual Information) and 17.4 (Quarterly Information) (or, if no accounts are provided under Clause 17.4, with each quarterly update of the Liquidity Plan under Clause 17.5 (Monthly and Quarterly Information) and by reference to the financial information available to the Borrower in respect of the last quarter) and within 14 days after any request made by the Agent from time to time, the Borrower will deliver to the Agent a certificate:

(a)	listing the Material Subsidiaries as at the end of the relevant period (or, as the case may be, as at the date specified in the Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request); and

(b)	setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to justify the inclusions in, and exclusions from, that list and to demonstrate that all Material Subsidiaries represent in aggregate not less than 70% of the consolidated revenues of the Group for the financial year, half year or quarter, as applicable, in respect of which such accounts were prepared or financial information relates, as the case may be.

17.10    Computation of Financial Covenants: The Borrower shall provide to the Agent, by no later than 30 November 2003, computations in respect of the financial covenants contained in Clause 18.6 (Financial Covenants) on the basis of the half year ending 30 September 2003.

17.11    PwC Reports: If and for so long as the Borrower is not Investment Grade, the Borrower will deliver or procure to be delivered to the Agent (in sufficient copies for each of the Lenders) as soon as the same become available, but in any event:

(a)	on or before 15 November 2003, a report of PricewaterhouseCoopers validating the September Liquidity Plan;

(b)	within 30 days after the delivery by the Borrower to the Agent of an updated Liquidity Plan delivered pursuant to Clause 17.5 (Monthly and Quarterly Information) in January, April, July and October of each year, a report of PricewaterhouseCoopers validating such updated Liquidity Plan; and

(c)	The Borrower shall use its best endeavours to ensure that each report referred to in (b) above is addressed either to the Lenders and the Borrower or to the Borrower only but accompanied by a “duty of care” or reliance letter in favour of, and in a form reasonably satisfactory to, the Lenders.

17.12    PwC Additional Scope: The Borrower shall mandate PricewaterhouseCoopers to prepare and deliver a report covering those items listed in Schedule 13 (PwC Additional Scope) in accordance with the timetable and on the terms set out in that Schedule.

17.13    Other Information: The Borrower will promptly deliver to the Agent for distribution to the Lenders such other information relating to its financial condition or business and to the financial condition or business of any member of the Group as the Agent (or any Lender through the Agent) may from time to time reasonably request.

18. UNDERTAKINGS

The Borrower undertakes, in relation to itself and, where applicable, each of its Material Subsidiaries and/or each member of the Group that, so long as any Facility remains available or any sum remains payable under this Agreement:

18.1    Maintenance of Corporate Existence: The Borrower and each of the Material Subsidiaries will:

(i)	do all things necessary to preserve and keep in full force and effect their respective corporate existence and file all annual returns and financial statements as may be required in their respective jurisdictions of incorporation and in all jurisdictions in which they respectively carry on business; and

(ii)	remain duly qualified to do business in the jurisdictions in which the nature of the business transacted by each of them, respectively, or the character of the material properties owned or leased by each of them, respectively, will require such qualifications, except, in each case, where the failure to be in compliance with the foregoing does not or would not materially and adversely affect its business or undertaking.

18.2    Ranking of Obligations: Its payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its unsecured and unsubordinated Indebtedness except as provided in Clause 2.5 (Subordination).

18.3    Negative Pledge: The Borrower will not, and will ensure that no other member of the Group will, create or have outstanding any Security on or over their respective Assets, except for:

(a)	Security existing as at the date of this Agreement and any replacement of any such Security provided that such replacement Security (x) relates to the same Assets as the Security that is replaced; and (y) secures Indebtedness of the same creditor and represents an extension of the Indebtedness secured thereby (but, except with the prior consent of the Majority Lenders, the principal, capital or nominal amount secured by any initial or replacement Security referred to in this paragraph (a) may not be increased beyond the maximum such amount secured by the relevant Security at the date of this Agreement);

(b)	liens arising solely by operation of law and in the ordinary course of business;

(c)	Security relating to “cautions”, guarantees, surety bonds and any similar transaction in the ordinary course of business and not at any time exceeding in aggregate EUR 10,000,000;

(d)	Security arising in respect of the purchase of machinery and equipment in the ordinary course of business and granted over such assets to secure Indebtedness raised to finance the acquisition thereof;

(e)	Security for taxes or governmental charges contested in good faith and in relation to which adequate reserves have been made;

(f)	Security resulting from the securitisation transactions permitted under Clause 18.4 (Disposals) hereof following the date of this Agreement;

(g)	Security resulting from financial leases permitted under Clause 18.4 (Disposals) hereof to the extent granted over the relevant leased assets following the date of this Agreement;

(h)	Security required by law to be created in order to implement the Strategic Plan or T&D;

(i)	Security arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant member of the Group in the ordinary course of its business;

(j)	any Security existing at the time of acquisition on or over any Asset acquired by it (otherwise than from another member of the Group) after the date of this Agreement and not created in contemplation of or in connection with that acquisition (provided that, except with the prior consent of the Majority

Lenders, the principal, capital or nominal amount secured by any such Security and outstanding at the time of acquisition may not be increased);

(k)	any Security not existing at the time of acquisition on or over any Asset acquired by it (otherwise than from another member of the Group) after the date of this Agreement and created over the relevant Asset at the time of that acquisition permitted under this Agreement;

(l)	any Security created over Assets acquired after the date of this Agreement and securing Project Finance Indebtedness provided that the only Assets which are the subject of that Security are Assets which are the subject of the relevant Project;

(m)	Security created in the ordinary course of business over assets having a value, and securing Indebtedness, not exceeding in aggregate EUR 20,000,000 per annum or, if and for so long as the Borrower is Investment Grade, EUR 50,000,000 per annum, for all members of the Group; and

(n)	any other Security created or outstanding with the prior consent of the Majority Lenders.

18.4    Disposals:

The Borrower will procure that no member of the Group will (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) Dispose of all or any part of its assets other than Disposals made on arms’ length terms and at fair market value:

(i)	of assets (other than shares in a Material Subsidiary) in the ordinary course of business;

(ii)	of cash, Short-Term Investments and Investments provided such disposals are not prohibited by any other provision hereof;

(iii)	the transfer of title to Assets or receivables to a fonds commun de créance or other entity in the context of an Asset securitisation (titrisation) provided such Assets or receivables are sold for cash;

(iv)	to a Material Subsidiary;

(v)	of assets for the purpose of sale and leaseback transactions to the extent permitted hereunder;

(vi)	of assets solely for the purpose of reducing its existing Vendor Financing commitments;

(vii)	pursuant to a transaction or transactions permitted by Clause 18.8(a) (Acquisitions and Mergers);

(viii)	contemplated in the Strategic Plan or the Protocol;

(ix)	pursuant to a transaction or transactions (i) in respect of which the disposal proceeds shall not exceed an aggregate maximum of EUR 150,000,000 per annum, or (ii) if and for so long as the Borrower is Investment Grade, which do not give rise to a Material Adverse Effect; or

(x)	as permitted with the prior consent of the Majority Lenders,

in each case provided that disposals under paragraphs (iii) to (vii) and (ix) inclusive are only permitted so long as no Event of Default or Early Repayment Event has occurred which is continuing.

18.5    Change of Business:

(a)	The Borrower will ensure that there is no material change in the overall nature of the business of the Group taken as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by Disposal, acquisition or otherwise) except by reason of the implementation of the Strategic Plan or the Protocol.

(b)	The Borrower shall not carry on any business other than that of the holding company of the Group and shall not incur any liabilities other than those directly related to such business or the business of the Group.

18.6    Financial Covenants:

(a)	Interest Cover: The Borrower shall procure that the ratio of EBITDA to Consolidated Net Financial Expense will not for any 12 month period ending on the last day of the Borrower’s financial year or half year, commencing 31 March 2005, by reference to the financial statements referred to in Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information), be less than the ratio specified below in respect of such financial year or half year.

Date (12 month period ending on:)	Ratio
31 March 2005	1.2:1
30 September 2005	1.6:1
31 March 2006	2.5:1
30 September 2006	2.5:1
31 March 2007	2.5:1
30 September 2007	2.5:1
31 March 2008	2.5:1

(b)	Consolidated Net Worth: The Borrower shall procure that Consolidated Net Worth shall not, by reference to the financial statements referred to in Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information) on any date specified in the table below, be less than the amount set out opposite such date in such table provided that this covenant shall cease to apply if and for so long as the Borrower is Investment Grade.

Date	Amount (in million)
31 March 2004	€1,400
30 September 2004	€1,000
31 March 2005	€1,100
30 September 2005	€850
31 March 2006	€1,150
30 September 2006	€1,150
31 March 2007	€1,150
30 September 2007	€1,150
31 March 2008	€1,150

For the purposes of this paragraph (b) only, it is expressly agreed that Consolidated Net Worth shall include the TSDDRA.

(c)	Total Debt: The Borrower shall procure that the Total Debt of the Consolidated Group as at any quarter end listed below (by reference to each of the financial statements referred to in Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information) and by reference to the monthly management accounts of the Borrower from time to time) is at no time greater than the amount set out below in respect of the relevant quarter, provided that this covenant shall cease to apply if and for so long as the Borrower is Investment Grade.

Month	Total Debt
December 2003	€5,550
March 2004	€4,750
June 2004	€4,850
September 2004	€4,800
December 2004	€4,600
March 2005	€4,450
June 2005	€4,650
September 2005	€4,650
December 2005	€4,600
March 2006	€4,450
June 2006	€4,400
September 2006	€4,400
December 2006	€4,400
March 2007	€4,400
June 2007	€4,400
September 2007	€4,400
December 2007	€4,400
March 2008	€4,400
June 2008	€4,400

For the purposes of this paragraph (c) only, it is expressly agreed that Total Debt shall be calculated excluding the TSDDRA.

(d)	Total Net Debt Leverage: The Borrower shall procure that the Total Net Debt Leverage Ratio of the Consolidated Group in respect of any financial year or half year ending on the dates listed below (by reference to each of the financial statements referred to in Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information) is at no time greater than the amount set out below in respect of such financial year or half year.

Month	Total Net Debt
March 2005	8.0
September 2005	7.5
March 2006	4.0
September 2006	3.6
March 2007	3.6
September 2007	3.6
March 2008	3.6

For the purposes of this paragraph (d) only, it is expressly agreed that Total Net Debt shall be calculated excluding the TSDDRA.

(e)	Minimum EBITDA: The Borrower shall procure that its EBITDA will not for any 12 month period ending on the last day of the Borrower’s financial year or half year set out in the table below, by reference to the financial statements referred to in Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information), be less than the amount specified below in respect of such financial year or half year.

Date (12 month period ending on:)	EBITDA (in million)
31 March 2004	€100
30 September 2004	€230

(f)	Financial Covenant Testing: The financial covenant specified in Clause 18.6(a), (b), (c), (d) and (e) above shall be tested by reference to the Latest Financial Statements of the Borrower delivered pursuant to Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information). The financial covenants specified in Clause 18.6(c) (Total Debt) shall be tested by reference to the consolidated financial position of the Borrower on the last day of the relevant calendar month as evidenced by the compliance certificates and other information delivered pursuant to each of Clauses 17.2 (Audited Accounts), 17.3 (Semi-Annual Information), 17.4 (Quarterly Information), 17.5 (Monthly and Quarterly Information) and 17.8 (Quarterly Information) above.

(g)	Financial Covenant Adjustment Following Change in Accounting Principles: If any financial statement of the Borrower delivered or to be delivered to the Agent under Clauses 17.2 (Audited Accounts) or 17.3 (Semi-Annual Information) is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles used in connection with the Original Financial Statements and including if any change is made to the method of calculating “financial debt” as set out therein (in respect of the Borrower or of any Subsidiary):

(i)	The Borrower shall immediately notify the Agent and the Agent (on behalf of and after consultation with all the Lenders) shall negotiate in good faith with a view to agreeing such amendments to the above financial ratios and/or the definitions of the terms used in them as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement.

(ii)	If amendments are agreed by the Borrower and the Majority Lenders (after consultation with all the Lenders) within 25 days, those amendments shall take effect in accordance with the terms of that agreement.

(iii)	If such amendments are not so agreed within 25 days, the Borrower shall:

(A)	within 30 days after the end of that 25 day period; and

(B)	with all subsequent financial statements to be delivered to the Agent under Clauses 17.2 (Audited Accounts) and 17.3 (Semi-Annual Information),

deliver to the Agent, in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need be made to the relevant financial statement to bring it into line with Applicable Accounting Principles.

(h)	Financial Covenant Adjustment Following Restructuring: If any restructuring of the Borrower or the Group (including, without limitation, any Disposal) imposed by the European Commission would, but for this paragraph (h), result in the Borrower being in breach of its financial ratios set out in this Clause 18.6:

(i)	The Borrower shall immediately notify the Agent and the Agent (on behalf of and after consultation with all the Lenders) shall negotiate in good faith with a view to agreeing such amendments to the relevant ratios and/or the definitions of the terms used in them as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement after giving effect to such imposed restructuring.

(ii)	If amendments are agreed by the Borrower and the Majority Lenders (after consultation with all the Lenders) within 25 Business Days of the notification referred to in (i) above, those amendments shall take effect in accordance with the terms of that agreement. The Lenders agree that they shall not be entitled to give a notice to the Borrower under Clause 19.3 (Cancellation/Acceleration) on the basis of the Event of Default referred to in Clause 19.1(c) (Breach of Undertaking) in respect of such breach of the financial ratios resulting from such imposed restructuring until the expiry of such 25 Business Day period and provided that such breach then remains outstanding.

(iii)	Paragraphs (i) and (ii) above shall be without prejudice to the other rights of the Lenders under the Agreement save as a result of a breach such as is referred to in the last sentence of paragraph (ii) above.

18.7    Restriction on Subsidiary Indebtedness: The Borrower shall procure that the financial debt of its Subsidiaries on a consolidated basis shall at no time represent more than 30% of Total Debt. For the avoidance of doubt, for these purposes the “financial debt” of Subsidiaries shall be calculated in the same manner as “financial debt” of the Borrower, as described in the definition of Total Debt.

18.8    Acquisitions and Mergers: The Borrower will procure that, except as permitted by the Majority Lenders:

(a)	no member of the Group shall be subject to any reorganisation, restructuring or merger (except for solvent reconstructions within the Group) provided that (i) in the case of mergers involving the Borrower or a Material Subsidiary, the surviving entity shall be, respectively, the Borrower or a Material Subsidiary, and (ii) the same does not and is not reasonably likely to have a Material Adverse Effect;

(b)	no member of the Group will make any acquisitions or investments in any business or shares or equivalent other than:

(i)	any transaction required in order to implement the Strategic Plan or the Protocol; and

(ii)	acquisitions or investments (A) not exceeding in aggregate for all members of the Group EUR 100,000,000 per annum, or (B) if and for so long as the Borrower is Investment Grade, which do not give rise to a Material Adverse Effect.

18.9    Insurances: The Borrower will ensure that there is in effect at all times, insurance cover over its Assets and business and those of its Material Subsidiaries of a type and in an amount which is consistent with good business practice in the relevant industry.

18.10    Loans: The Borrower will procure that no member of the Group will be the creditor of any Financial Commitments other than:

(a)	those existing on the date of this Agreement;

(b)	those made after the date of this Agreement in accordance with cash pooling or other cash or treasury management operations existing before the date of this Agreement;

(c)	trade credit on normal commercial terms in the ordinary course of its trading activities;

(d)	loans between members of the Group in the ordinary course of business or cash management;

(e)	loans to employees made in accordance with the practice of members of the Group as at the date of this Agreement; or

(f)	as permitted by the Majority Lenders.

18.11    Intellectual Property: The Borrower will procure that it and the Material Subsidiaries will:

(a)	observe and comply with all obligations, laws and regulations applicable to it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which it requires to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect or significantly adversely affect the value of any material Intellectual Property of the Group;

(b)	do what is necessary to maintain, register, protect and safeguard the intellectual property required to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of that Intellectual Property nor allow it to be put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(c)	not grant any licence to any person to use the Intellectual Property required to conduct its business or any part of it if to do so would have or could be reasonably expected to have a Material Adverse Effect.

18.12    Compliance with Laws: The Borrower will, and shall ensure that each Material Subsidiary will, make all filings and request all Consents as are necessary or desirable in connection with its business and maintain and comply with (i) all applicable laws, regulations and Consents as are necessary or desirable in connection with its business, and (ii) any Environmental Law and any Environmental Authorisations, except, in each case, to the extent failure would not reasonably be expected in the opinion of the Majority Lenders to have a Material Adverse Effect.

18.13    Auditors: The Borrower will procure that neither it nor any Material Subsidiary will:

(a)	appoint any auditors other than firms of international standing and repute;

(b)	make any material change to the accounting policies or practices of the Group, except (i) for the introduction of “cost to cost” accounting practices which may apply to financial statements of the Consolidated Group with effect from 31 March 2004 or (ii) as required by applicable law or regulation.

18.14    Arm’s Length Transactions: The Borrower will procure that no member of the Group will enter into any arrangement or transaction which is not on arm’s length terms in accordance with sound commercial practice and (except in order to implement the Strategic Plan and the Protocol) in the ordinary course of its business.

18.15    Joint Ventures: The Borrower will procure that no member of the Group will enter into or permit to subsist any joint venture, partnership or similar arrangement with any person, other than:

(a)	any joint venture, partnership or similar arrangement subsisting on the date of this Agreement;

(b)	any such arrangement that is entered into in the ordinary course of business through a limited liability company; or

(c)	any such arrangement that is entered into through a limited liability company and is otherwise permitted under Clause 18.4 (Disposals) or Clause 18.8 (Acquisitions and Mergers),

and no member of the Group shall make any investment or otherwise participate in an entity with unlimited liability.

18.16    Cash Pooling: The Borrower will procure that no change is made to the cash pooling or other cash or treasury management operations of the Group as carried on at the date of this Agreement which would be likely to have a Material Adverse Effect.

18.17    Capital Expenditure: The Borrower will procure that net capital expenditure of the Consolidated Group for the 12 month period following the date of this Agreement does not exceed EUR 250,000,000 in aggregate (unless otherwise permitted by the Majority Lenders).

18.18    Pensions Schemes: The Borrower will procure that all material pension schemes of it and its Material Subsidiaries are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

18.19    Protocol and Others: The Borrower undertakes:

(a)	promptly to inform the Agent of any event or circumstance likely to result in a material change in the assumptions and valuations made by the Borrower in the September Liquidity Plan, the latest Liquidity Plan and/or the Strategic Plan;

(b)	to use its best endeavours to ensure that the affairs of the Group are in all respects conducted so as to ensure that the Protocol, the September Liquidity Plan and/or the Strategic Plan are implemented and that each of them is implemented under the best possible conditions (including as to timing); and

(c)	promptly to inform the Agent of any restriction imposed by any competent authority or court on the implementation of the Protocol in all material respects within the timetable contemplated therein.

18.20    Vendor Financing: The Borrower will procure that no new Vendor Financing is provided by any member of the Group after the date of this Agreement.

18.21    Off-Balance Sheet Undertakings: The Borrower will procure that no member of the Group will enter into any new commitment or assume any additional liability (contingent or actual) in respect of any Financial Commitments unless such commitment or assumption of liability is not contrary to any other provision hereunder.

18.22    Put Option: The Borrower undertakes not to grant any put option for the benefit of the purchaser nor any other option, right or arrangement having a similar effect in connection with the implementation of the disposal of T&D.

18.23    Stay of Action by Other Lenders: The Borrower undertakes to obtain, as soon as reasonably practicable, an undertaking in favour of the Borrower substantially on the terms of the provisions of Clause 27.3 (Stay of Action by the Lenders) from each of its lenders or other providers of Indebtedness (a Financier) which is not a party to this Agreement, and to deliver to the Agent promptly upon receipt a copy of such undertakings signed by each Financier.

18.24    Subordination of Indebtedness to Subsidiaries: The Borrower shall ensure that:

(a)	each Subsidiary which is a creditor of Indebtedness of the Borrower on or prior to the first Advance under Tranche A shall enter into a subordination agreement in an agreed form (on or prior to the first Advance) with the Borrower and the Agent confirming that (i) such Indebtedness shall rank junior in terms of priority to the debt under this Agreement, (ii) if, and to the extent that, such Subsidiary receives any amount from or on behalf of the Borrower in respect of such Indebtedness while any amount is due and payable by the Borrower under this Agreement, it shall repay the relevant amounts to the Borrower to the intent that the Borrower shall pay those amounts to the Lenders or any senior creditor of the Borrower entitled to the same in accordance with Clause 2.5 (Subordination), and (iii) it shall not take any enforcement action which would lead to insolvency against the Borrower; and

(b)	each Subsidiary which is or becomes a creditor of Indebtedness of the Borrower after the first Advance under Tranche A shall as soon as practicable, and in any event within 20 days of becoming such a creditor, enter into such a subordination agreement.

18.25    Acquisition of ORAs and Share Capital: The Borrower undertakes not to purchase, redeem or otherwise acquire at any time any of the obligations remboursables en actions comprised in the ORA or any of its issued share capital.

18.26    Acquisition or Reimbursement of TSDD or TSDDRA: The Borrower undertakes not to purchase, redeem or otherwise acquire or repay at any time any of the titres comprised in the TSDD or the TSDDRA prior to (but may do so simultaneously with) the repayment in full and cancellation of this Facility, save that the Borrower shall be entitled at any time to reimburse in shares (remboursement en actions) any of the titres comprised in the TSDDRA.

18.27    No Subsidiary Guarantees in Favour of Borrower: The Borrower will procure that no member of the Group shall give any guarantee in respect of Indebtedness incurred by the Borrower in respect of which it is primarily liable.

18.28    Copies of TSDD and TSDDRA Terms and Conditions: The Borrower shall provide to the Agent on behalf of the Lenders copies of the terms and conditions of the TSDD and the TSDDRA as soon as practicable after the same are agreed.

19.    DEFAULT AND EARLY REPAYMENT

19.1    Events of Default: The occurrence of any of the following events shall constitute an Event of Default:

(a)	Non-Payment: Any failure by the Borrower to pay, when due and in the manner provided, any sum payable under this Agreement, unless the Borrower satisfies the Agent that such non-payment is due solely to administrative error (whether by the Borrower or a bank involved in transferring funds to the

Agent) and payment is made within 1 Business Day of the date on which such payment was due.

(b)	Breach of Representation or Warranty: Any representation, warranty or statement by the Borrower in respect of itself or any its Subsidiaries in this Agreement or any other documents delivered pursuant hereto is not complied with or is or proves to have been incorrect, in any material respect, when made or deemed repeated.

(c)	Breach of Undertakings, etc.: The Borrower does not perform or comply with any one or more of its undertakings, covenants or other obligations (i) under Clauses 18.9 (Insurances), 18.11 (Intellectual Property) or 18.8 (Pensions Schemes) and, if capable of remedy, the relevant breach is not remedied within 21 days of the date on which the Borrower became aware of the same or (ii) under this Agreement (other than those obligations referred to in (i) of this paragraph 19.1(c)) including, without limitation the financial covenants under Clause 18.6 (Financial Covenants).

(d)	Cross Default: Any other Indebtedness for or in respect of Financial Commitments of the Borrower or any Material Subsidiary or any other Indebtedness of any of them to a bank or financial institution (other than Group Guarantees given in accordance with the provisions of the definition “Project Finance Indebtedness”), is or is declared to be or is capable of being rendered due and payable before its normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due nor within any applicable grace period in any agreement relating to that Indebtedness, provided that no Event of Default under this Clause 19.1(d) will occur in respect of any such Indebtedness in respect of which a declaration that it has become due and payable is being contested by the relevant borrower in good faith before the competent courts and in respect of which the Borrower has provided to the Agent, within 10 days of such declaration, opinions from two leading international law firms that the relevant borrower has good grounds for taking such a position and a certificate stating that the relevant borrower has established adequate reserves in respect of such Indebtedness, and further provided that no Event of Default will occur under this Clause 19.1(d):

(i)	unless and until the aggregate amount of the Indebtedness (whether of one or more Persons) in respect of which one or more of the events mentioned above in this Clause 19.1(d) has/have occurred equals or exceeds EUR 35 million or its equivalent (as reasonably determined by the Agent); or

(ii)	if the Indebtedness in question arises under the Bridge Facility Agreement or any of the Extended Facility Agreements, unless Indebtedness thereunder is subject to a payment default or acceleration in which case such default or acceleration will constitute an Event of Default under this Clause 19.1(d); or

(iii)	by reason of an Excluded Default,

and provided further that, in the case of an actual or potential default, event of default or the like under any of the Affected Facilities or the Bonding Guarantee Facility Agreement or an actual or potential default, event of default or the like other than a payment default or acceleration under the Bridge Facility Agreement or any of the Extended Facility Agreements, the Lenders agree not to instruct the Agent to take any steps under Clause 19.3 (Cancellation/Acceleration) in order to allow negotiations between the borrowers and the lenders under those other facilities until the earlier of (A) 30 days from the date of an event of default or the like, and (B) the date on which any Indebtedness under any such other facility is, or is declared, due and payable or put on demand before its stated maturity or commitment is cancelled.

(e)	Insolvency: The Borrower, any Material Subsidiary or any other member of the Consolidated Group (provided, in the case of such other member of the Consolidated Group, such event has or could have a Material Adverse Effect) is (or is held by a court of competent jurisdiction to be) insolvent or unable to pay its debts as they become due, or becomes the subject of an Insolvency Proceeding.

(f)	Enforcement Proceedings: Any of the enforcement proceedings provided for under the French Law no. 91.650 of 9 July 1991 or any distress, attachment, execution or other legal process affects, is levied, enforced or sued out on or against the Assets of the Borrower, any Material Subsidiary, or any other member of the Group if it has or could have a Material Adverse Effect on the Borrower.

(g)	Security Enforceable: Any Security on or over the Assets of the Borrower, any Material Subsidiary or any other member of the Group becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security which has or could have a Material Adverse Effect.

(h)	Winding-up: Any step is taken by any Person with a view to the Winding-up of the Borrower or any other member of the Group (provided that, in the case of such other member of the Group, such event has or could have a Material Adverse Effect), or any of them ceases or threatens to cease to carry on all or a substantial part of its business, except, in the case of any other member of the Group, for the purpose of and followed by a solvent intra-group reconstruction, amalgamation, reorganisation, merger or consolidation, or otherwise where such Winding-up is vexatious or frivolous and it is discharged within 30 days of such step being taken.

(i)	Litigation: Any litigation, arbitration or administrative or regulatory proceeding is commenced by or against the Borrower or any Material Subsidiary which could reasonably be expected to be adversely determined and, if so determined, could reasonably be expected to have (whether by itself or together with any related claims) a Material Adverse Effect in the opinion of the Majority Lenders.

(j)	Audit Qualification: The Auditors qualify their report on any audited consolidated financial statements of the Borrower other than with a qualification of a minor nature or of a technical nature which is immaterial.

(k)	Change of Control: Control of the Borrower is acquired by any Person, or any group of connected Persons acting in concert acquires any of the capital or voting rights of the Borrower resulting in such Person or persons holding more than 50% of such capital or voting rights.

(l)	Illegality or Invalidity: (i) It is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement, or (ii) any one or more of the Borrower’s obligations under this Agreement are or become invalid, and in each case the Majority Lenders determine that the unlawfulness of the relevant obligation(s) is material.

(m)	Analogous Events: Any event occurs which, under the laws of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in Clauses 19.1(e) (Insolvency), 19.1(f) (Enforcement Proceedings) or 19.1(h) (Winding-up).

(n)	Material Adverse Change: Any event occurs or circumstance arises which the Majority Lenders determine gives reasonable grounds for believing that a Material Adverse Effect has occurred since the date of this Agreement.

(o)	PwC Report: The Majority Lenders determine, on the basis of the latest PwC Report, that any event has occurred or circumstance arisen which has or is likely to have a Material Adverse Effect. However, if the relevant event or circumstance results primarily from any condition imposed by the European Commission subject to which it will authorise the implementation of the Protocol, the term “Material Adverse Effect” shall for the purposes of this paragraph have the meaning ascribed to it in Clause 19.2(b) (Implementation of the Protocol) and the first sentence of this paragraph shall be read without the words “or is likely to have”.

19.2    Early Repayment Events: The following are Early Repayment Events:

(a)	Failure to Receive T&D Purchase Price: The Borrower has not received, by the dates set out in the T&D Letter, the amounts set out therein and in particular the Borrower has not received the actual net cash proceeds to be received by it at closing of T&D and which are set out in paragraph 5 of the T&D Letter by no later than 12 January 2004.

(b)	Implementation of the Protocol: the Majority Lenders determine that the satisfaction of any condition subject to which the European Commission will authorise the implementation of the Protocol has a Material Adverse Effect, provided that for the purposes of this paragraph only, Material Adverse Effect shall mean any event or circumstance which has a material adverse effect (a) on the financial condition of the Group taken as a whole, or (b) on the ability of the Borrower to perform and comply with its obligations under this Agreement.

(c)	Failure to Implement the Protocol: Any party to the Protocol fails to perform or maintain compliance with any of its obligations under the Protocol.

19.3    Cancellation/Acceleration: If at any time and for any reason (and whether within or beyond the control of the Borrower) any Event of Default or Early Repayment Event has occurred and is subsisting, the Agent, if so instructed by the Majority Lenders, shall by notice to the Borrower and without mise en demeure or any other judicial or extra-judicial step (but subject to the mandatory provisions of articles L.620-1 to L.628-3 of the French Code de Commerce) declare:

(a)	the Commitments to be cancelled, whereupon they shall immediately be cancelled;

(b)	in the case of an Event of Default, all Advances, all Deferred Interest, unpaid accrued interest and fees and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable; and/or

(c)	in the case of an Early Repayment Event, all Advances, all Deferred Interest, unpaid accrued interest and fees and any other sum then payable under this Agreement to be due and payable on the earlier of (i) the seventh Business Day after delivery of that notice and (ii) the next Interest payment Date, whereupon they shall become so due and payable.

20.    DEFAULT INTEREST

20.1    Interest on Overdue Sums: If the Borrower does not pay any sum under this Agreement when due and payable, it shall (to the fullest extent permitted by law) pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Agent (both before and after judgement) in accordance with this Clause 20. For the avoidance of doubt, this Clause 20.1 shall not apply to any Deferred Interest prior to the Final Maturity Date or such earlier date on which the Deferred Interest becomes due and payable. For the purpose of this Clause 20, if any payment is received by the Agent on the due date, but too late to be made available by the Agent on that due date to the Person(s) entitled to it under Clause 15.5 (Distribution to Lenders), that payment shall be deemed to be received on the next Business Day (but the Agent will give credit to the Borrower for any interest earned by the Agent on the relevant sum pending distribution to such Person(s)).

20.2    Default Interest Periods and Rates: Interest under this Clause 20 shall be calculated by reference to successive Default Interest Periods, each of which (other than the first, which shall begin on the due date) shall begin on the last day of the previous one. Each such Default Interest Period shall be of three months or such shorter period as the Agent may from time to time select, and the rate of interest applicable for all or any part of a particular Default Interest Period shall be the rate per annum equal to the Default Interest Rate for (or, as the case may be, for that part of) that Default Interest Period, except as follows:

(a)	Subject to Clauses 20.2(b) (Default Interest Periods and Rates) and 20.2(c) (Default Interest Periods and Rates), until the first Business Day after the Agent first becomes aware of the relevant default, the Agent may require that each Default Interest Period relating to the relevant overdue sum shall be an “overnight” period beginning on one Business Day and ending on the next. The rate of interest for a particular “overnight” period shall be the rate per annum equal to the sum of 3%, the relevant Margin, the Mandatory Costs and EONIA for that Default Interest Period.

(b)	If the overdue sum is of principal of an Advance and becomes due before the Repayment Date of that Advance, the first Default Interest Period applicable to that overdue sum shall end on that Repayment Date and the rate of interest applicable to that sum for that Default Interest Period shall be the rate per annum equal to the sum of 3% and the rate applicable to it immediately before it became due.

(c)	If any event mentioned in Clause 13.1 (Triggering Events) occurs in relation to any Default Interest Period applicable to an overdue sum, the rate of interest payable on each Person’s share of that sum for all or any part of that Default Interest Period shall be the sum of 3%, the relevant Margin, the Mandatory Costs and the cost to that Person (as certified by it and expressed as a rate per annum) of funding its share during that Default Interest Period by whatever means it determines to be appropriate.

(d)	Any Default Interest Period which would otherwise end on a non-Business Day shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

20.3    Payment and Compounding of Default Interest: Interest accrued under this Clause 20 shall be due on demand by the Agent but, if not previously demanded, shall be paid when due in accordance with Clause 8.5(b). If not paid when due, the interest shall be added to the overdue sum and itself bear interest accordingly, to the fullest extent permitted by French law, and only if such interest accrued on overdue amounts remains due (within the meaning of article1154 of the French Civil Code) for a period of at least one year.

21.    INDEMNITIES

21.1    Miscellaneous Indemnities: The Borrower shall on demand and, on receipt of written justification, indemnify the Agent, each Arranger and each Lender against any funding or other reasonable cost, loss, expense or liability sustained or incurred by it as a result of:

(a)	an Advance not being made by reason of non-fulfilment of any of the conditions in Clause 4.1 (Drawdown Conditions) or the Borrower purporting to revoke a notice requesting an Advance;

(b)	the occurrence or continuance of any Event of Default, Potential Event of Default or Early Repayment Event;

(c)	the receipt or recovery by any party (or the Agent on its behalf) of all or any part of an Advance or overdue sum otherwise than on the Repayment Date of that Advance or the last day of a Default Interest Period relating to that overdue sum; or

(d)	any Lender’s Commitment being cancelled as provided in the first sentence of Clause 7.2 (Of Certain Lenders).

21.2    Break Funding Costs: In the case of Clauses 21.1(a) (Miscellaneous Indemnities) and 21.1(c) (Miscellaneous Indemnities) above, the amount payable shall in any event include the amount (if any) by which:

(a)	the amount of interest which the relevant Person is able to obtain by placing an amount equal to its share of the relevant Advance or overdue sum or (as the case may be) of the relevant amount so received or recovered on deposit in the Inter-bank Market, for the remainder of the relevant Interest Period or Default Interest Period, as soon as reasonably practicable after it becomes aware of the relevant event referred to in Clause 21.1(a) (Miscellaneous Indemnities) or 21.1(c) (Miscellaneous Indemnities)

is less than:

(b)	the amount of interest which, in accordance with the expressed terms of this Agreement, would otherwise be payable to that Person on its share of that Advance for its Interest Period or Default Interest Period or (as the case may be) of the relevant amount for the remainder of the relevant Interest Period or Default Interest Period.

21.3    Currency Indemnity:

(a)	In respect of any sum payable by the Borrower under or in connection with this Agreement, including damages, the currency specified in Clause 15.3 (Currency of Payments) in respect of that sum (the Currency of Account) shall be the sole currency of account and payment.

(b)	Any amount received or recovered in a currency other than the relevant Currency of Account (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the Winding-up of the Borrower or otherwise) by the Agent or any Arranger or Lender in respect of any sum expressed to be due to it from the Borrower under this Agreement shall only discharge the Borrower to the extent of the amount in that Currency of Account which the recipient is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(c)

If that amount in that Currency of Account is less than the amount expressed to be due to the recipient under this Agreement, the Borrower shall indemnify it, to the fullest extent permitted by law, against any loss sustained by it as a result. In any event, the Borrower shall indemnify the recipient against the cost of making any such purchase. For the purpose of this Clause 21.3, it will be sufficient for the Agent, Arranger or Lender, as the case may be, to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

21.4    Indemnities Separate: Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent, any Arranger and/or any Lender and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

22.    THE AGENT AND ARRANGERS

22.1    Appointment of Agent: Each Lender irrevocably appoints the Agent to act as its agent for the purpose of this Agreement and authorises it to perform the functions specifically delegated to it by this Agreement and such other functions as are reasonably incidental. However, the Agent may not begin any legal action or proceeding in the name of a Lender without its consent. The relationship between the Agent and the Lenders is of agent and principal only. The Agent shall not be a trustee or fiduciary for any Lender, nor an agent, trustee or fiduciary for the Borrower, under or in relation to this Agreement.

22.2    Agent’s Duties: The Agent shall:

(a)	promptly send to each Lender details of each communication received by it in its capacity as Agent from the Borrower under this Agreement, except that details of any communication relating to a particular Lender shall be sent to that Lender only;

(b)	promptly send to each Lender a copy of any legal opinion delivered under this Agreement and of any document or information received by it under Clause 17 (Information);

(c)	except as otherwise provided in this Agreement, act in accordance with any instructions from the Majority Lenders;

(d)	promptly send to each Lender details of any increase in the Tranche B Amount in accordance with article 3.4 of the Protocol, together with details of the corresponding change in the Tranche B Commitments of the G7 Banks;

(e)	have only those obligations and responsibilities, of a solely mechanical and administrative nature, expressly specified in this Agreement.

22.3    Agent’s Rights: The Agent may:

(a)	perform any of its functions under this Agreement by or through its personnel or agents;

(b)	refrain from exercising any right, power or discretion under this Agreement until it has received instructions from the Majority Lenders as to whether (and, if so, how) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Lenders;

(c)	treat (a) the Lender which makes available any share of an Advance as the Person entitled to repayment of that share unless all or part of it has been transferred (or the Agent has received notice of assignment of all or part of it) in accordance with Clause 26.3 (Transfer or Assignment byLenders) and (b) the office notified by a Lender to the Agent for this purpose before the signing of this Agreement (or, as the case may be, set out in the relevant Transfer Notice or notice of assignment) as its Facility Office unless the Agent has received from that Lender a notice of change of Facility Office in accordance with Clause 26.4 (Facility Offices). The Agent may act on any such notice until it is superseded by a further notice;

(d)	refrain from disclosing any document or information if such disclosure (and may refrain from doing anything else which) would or might in its opinion be contrary to any law or Directive, be a breach of any duty of secrecy or confidentiality or otherwise render it liable to any Person and may do anything which is in its opinion necessary to comply with any law or Directive;

(e)	assume that no Event of Default, Potential Event of Default or Early Repayment Event has occurred unless an officer of the Agent, in performing the Agent’s functions under this Agreement, is notified of the contrary or in relation to payments only, acquires actual knowledge to the contrary; and

(f)	refrain from taking any step (or further step) to protect or enforce the rights of any Person under this Agreement until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

22.4    Rights of Agent and Arrangers: The Agent and each Arranger (and, in the case of Clauses 22.4(d) (Rights of Agent and Arrangers) and, each of their respective Affiliates) may:

(a)	rely on any communication or document believed by it, acting reasonably, to be genuine;

(b)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of the Borrower on a statement by or on behalf of the Borrower;

(c)	obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

(d)	retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account; and

(e)	accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to this Agreement or any Affiliate of any party (and, in each case, may do so without liability to account). Without prejudice to the generality of this Clause 22.4(e), neither the Agent, any Arranger nor any of their respective Affiliates shall have any duty to disclose or act on or take into account any document or information of which any of them has knowledge or notice or otherwise becomes aware in the course of doing anything permitted by this Clause 22.4(e) and, in performing its duties, obligations and responsibilities as Agent, the Agent shall be entitled to ignore any such document or information which is not publicly available.

22.5    Exoneration of Agent and Arrangers: Neither the Agent nor any Arranger nor any of their respective personnel or agents shall be:

(a)	responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in the Information Package, this Agreement or any notice or other document delivered under or in connection with this Agreement;

(b)	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of this Agreement or any such notice or other document;

(c)	obliged to enquire as to the occurrence or continuation of an Event of Default, Potential Event of Default or Early Repayment Event; or

(d)	liable for anything done or not done by it or any of them under or in connection with this Agreement save in the case of its or their own faute lourde (gross negligence) or dol (wilful misconduct).

None of the Arrangers shall have any duty, obligation or responsibility under or in connection with this Agreement.

22.6    Agent and Arrangers as Lenders: The Agent and each Arranger shall have the same rights and powers with respect to its Commitment and share of the Advances (if any) as any other Lender and may exercise those rights and powers as if it were not also acting as Agent or, as the case may be, as Arranger.

22.7    Non-Reliance on Agent and Arrangers: Each Lender confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial condition, prospects, creditworthiness, status and affairs of the Borrower or any Subsidiary of the Borrower and has not relied, and will not at any time rely, on the Agent and/or any Arranger and/or any other Lender:

(a)

to provide it with any information relating to the business, financial condition, prospects, creditworthiness, status or affairs of the Borrower, any Subsidiary of the Borrower or any other Person, whether coming into its possession before or after the making of any Advance (except, in the case of the Agent, as stated in Clause 22.2 (Agent’s Duties));

(b)	to check or enquire into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information at any time provided by or on behalf of the Borrower, any Subsidiary of the Borrower or any other Person under or in connection with this Agreement (whether or not that information has been or is at any time circulated to it by the Agent and/or any Manager), including any contained in the Information Memorandum; or

(c)	to assess or keep under review the business, financial condition, prospects, creditworthiness, status or affairs of the Borrower, any Subsidiary of the Borrower or any other Person.

22.8    Indemnity to Arrangers and Agent: To the extent that the Borrower does not do so on demand or is not obliged to do so, each Lender shall on demand indemnify the Arrangers and the Agent in the proportion borne by its Outstandings to all the Outstandings at the relevant time (or, if there are then no Outstandings, in the proportion borne by its Commitment to the Total Commitments):

(a)	in the case of the Agent, against any cost, expense or liability mentioned in Clause 24 (Expenses and Stamp Duty) or sustained or incurred by the Agent in complying with any instructions from the Majority Lenders or otherwise sustained or incurred by the Agent in connection with its duties, obligations and responsibilities under this Agreement; and

(b)	in the case of the Arrangers, against any reasonable costs and expenses of the Arrangers sustained or incurred by the Arrangers in connection with this Agreement ,

except in each case to the extent that they are sustained or incurred as a result of the faute lourde (gross negligence) or dol (wilful misconduct) of the Agent or any Arranger or any of their respective personnel or agents.

22.9    Resignation of Agent: Notwithstanding the irrevocable appointments in Clauses 22.1 (Appointment of Agent) and 22.11 (Transfer Notice), the Agent may resign at any time (after consultation with the Borrower) if it gives at least 7 days’ notice to the Borrower and the Lenders. However, no resignation shall be effective until the successor has been appointed and accepted its appointment in accordance with this Clause 22.9. The Agent may in its notice of resignation appoint any of its Affiliates with an office in Paris as its successor. If it does not do so, the Majority Lenders, after consultation with the Borrower, unless an event referred to in Clause 19.3 has occurred, may appoint a successor. If the relevant successor has not been so appointed and accepted its appointment within 15 days after the date of the notice of resignation, the resigning Agent may appoint any reputable bank or financial institution with an office in Paris (whether or not an Affiliate of the Agent) to be its successor. Any appointment of a successor must be in writing, signed by the Person(s) appointing that successor and delivered to that successor. Any acceptance of such appointment must be in writing, signed by the Person appointed and delivered to the

Person(s) appointing that successor. The other parties to this Agreement shall be promptly informed of the acceptance by a successor Agent. Upon the successor accepting its appointment, the resigning Agent shall be automatically discharged from any further obligation under this Agreement and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if the successor had been the original Agent party to this Agreement. The resigning Agent shall provide its successor with (or with copies of) such of its records as its successor requires to carry out its functions under this Agreement.

22.10    The Majority Lenders may, by giving 30 days’ prior written notice to the Agent, remove the Agent from its appointment as such hereunder. The Majority Lenders may appoint (after consultation with the Borrower) a successor Agent provided that such successor is a reputable bank or financial institution with an office in Paris. If the Lenders have not, within 30 days after such notice of removal, appointed a successor Agent which shall have accepted such appointment, the retiring Agent shall have the right to appoint (after consultation with the Borrower) a successor Agent, in accordance with Clause 22.9 (Resignation of Agent).

22.11    Transfer Notice: The Borrower, each Arranger and each Lender (except for a Lender voluntarily seeking the relevant transfer in accordance with Clause 26.3 (Transfer or Assignment by Lenders)) irrevocably authorise the Agent to sign each Transfer Notice on their behalf.

22.12    Agency Department: In the exercise of its functions the Agent shall be treated as acting through an agency department separate from any of its other departments or services, and any information received by such other departments or services will not be treated as known by the Agent unless communicated to it in its capacity as such.

23.    SET-OFF/PRO RATA SHARING

23.1    Set-Off: The Borrower authorises any other party to this Agreement (but only so long as an Event of Default, a Potential Event of Default or an Early Repayment Event has occurred and is continuing) to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability to it of, any office of that party in or towards satisfaction of any sum then due from it to that party under this Agreement and unpaid and, for that purpose, to convert one currency into another at the rate of exchange obtained by such party in accordance with its usual practice (but so that nothing in this Clause 23.1 shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this Clause 23.1, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

23.2    Pro Rata Sharing: If at any time the proportion received or recovered (whether by direct payment, by exercise of any right of set-off, combination of accounts or lien, or otherwise) by any Lender (the Recovering Lender) in respect of the total sum which has become due to it from the Borrower under this Agreement before that time exceeds the proportion received or recovered by the Lender(s) receiving or recovering the smallest proportion (if any), then:

(a)	within two Business Days after the Recovering Lender receives or recovers any such sum, the Recovering Lender shall notify the Agent of the amount and currency so received or recovered, how it was received or recovered and whether it represents principal, interest or other sums and in respect of which tranche.

(b)	within two Business Days after receiving a request from the Agent, the Recovering Lender shall pay to the Agent an amount equal to the excess;

(c)	the Agent shall promptly redistribute that payment as if it were made by the Borrower; and

(d)	as between the Borrower and the Lenders, that excess amount shall be treated as having been paid to the Lenders to which (and in the proportions in which) it is redistributed under Clause 23.2(c), rather than as having been paid to the Recovering Lender and the Recovering Lender will be subrogated to the rights of the other Lenders which have shared in the redistribution, which other Lenders agree to waive the benefit of Article 1252 of the French Civil Code in connection therewith.

If all or part of any amount received or recovered by the Recovering Lender has to be refunded by it (with or without interest), each Lender to whom any part of that amount has been redistributed shall (within two Business Days after receiving a request from that Lender) in turn pay to that Lender its proportionate share of the amount to be refunded and of any interest required to be paid by the Recovering Lender on that amount in respect of all or any part of the period from the date of the relevant redistribution to the date of that payment to the Recovering Lender.

Any amount received or recovered by a Lender under a transfer, assignment, sub-participation (or the like) shall be ignored for the purpose of this Clause 23.2 (except to the extent, if any, that such amount is received or recovered from or is, to that Lender’s knowledge, funded by the Borrower or any other member of the Consolidated Group). Furthermore, a Lender shall not be obliged to share any amount which it has received or recovered as a result of taking legal proceedings with any other Lender which had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

24.    EXPENSES AND STAMP DUTY

24.1    Expenses and Stamp Duty: Whether or not any Advance is made, the Borrower shall pay:

(a)	Initial Expenses: promptly on written demand, all reasonable costs and expenses (including legal fees and Taxes) incurred by the Lenders, the Arrangers and the Agent in connection with (i) the preparation, negotiation, syndication or entry into of this Agreement, and (ii) any amendment of, supplement to or waiver or consent in respect of this Agreement requested by or on behalf of the Borrower (whether or not entered into or given);

(b)	Enforcement Expenses: within 3 Business Days of demand, all costs and expenses (including legal fees and Taxes) incurred by the Agent or any Lender in protecting or enforcing (or attempting to protect or enforce) any right under this Agreement and/or any such amendment, supplement, waiver or consent; and

(c)	Stamp Duty: promptly on written demand, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar Tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement and/or any such amendment, supplement, waiver or consent, and shall indemnify the Agent, the Arrangers and the Lenders against any liability with respect to or resulting from any delay in paying or omission to pay any such Tax.

24.2    Other Expenses: The Borrower shall also, from time to time on demand of the Agent, reimburse it, at such reasonable hourly and/or daily rates as it shall from time to time notify to the Borrower, in respect of management time and/or other resources used by it in connection with any such amendment, supplement, waiver or consent, or complying with any instructions from the Majority Lenders, or the protection or enforcement or attempted protection or enforcement of any right under this Agreement and/or any such amendment, supplement, waiver or consent.

25.    CALCULATIONS AND EVIDENCE

25.1    Basis of Calculation: All interest and commitment fees shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days or in accordance with the then current market practice in the Inter-bank Market.

25.2    Loan Accounts: The entries made in the accounts maintained by each Lender in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded in them.

25.3    Certificates: A certificate by the Agent or any Arranger or Lender as to any sum payable to it under this Agreement, and any other certificate, determination, notification or the like of the Agent or any Arranger or Lender or the Majority Lenders provided for in this Agreement, shall be conclusive save for manifest error. Any such certificate as to any sum shall set out the basis of computation of that sum in reasonable detail but shall not be required to disclose any information reasonably considered to be confidential.

26. TRANSFER

26.1    Benefit and Burden of this Agreement: This Agreement shall benefit and bind the parties, any New Lender in respect of which a transfer agreement or confirmation of assignment becomes effective in accordance with Clause 26.3

(Transfer or Assignment by Lenders), their permitted assignees and their respective successors. Any reference in this Agreement to any party shall be construed accordingly.

26.2    Transfer or Assignment by Borrower: The Borrower may not assign or transfer all or part of its rights or obligations under this Agreement.

26.3    Transfer or Assignment by Lenders:

(a)	Any Lender may at any time sub-participate all or part of its share of an Advance, or all or part of its Outstandings/Commitment. Any Lender may also at any time freely assign all or part of its share of an Advance, or transfer all or part of its Outstandings/Commitment, to any New Lender in accordance with the provisions of this Clause 26.3. The Borrower hereby expressly consents to such assignment or transfer. Any assignment shall be effective as between the Lenders upon receipt by the Agent of a written confirmation from the New Lender (in a form and substance satisfactory to the Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the Borrower and the other Lenders as it would have been under if it had been an original signatory to this Agreement, subject to the terms of that confirmation. A transfer will only be effective if the following procedure is complied with:

(i)	a transfer is effected in accordance with paragraph (ii) below when the Agent executes an otherwise duly completed transfer agreement (in the form set out in Schedule 4) delivered to it by the Lender making the transfer and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of such duly completed transfer agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that transfer agreement; and

(ii)	by virtue of the execution of such transfer agreement, as from the transfer date (1) to the extent that in such transfer agreement the Lender making the transfer seeks to transfer its rights and obligations under this Agreement, such Lender shall be discharged to the extent provided for in such transfer agreement from further obligations towards the Borrower and the other Lenders under this Agreement, (2) the rights and obligations of the Lender making the transfer, with respect to the Borrower, shall be transferred to the New Lender, to the extent provided for in such transfer agreement, (3) the Agent, the Arrangers, the New Lender and the other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an original signatory to this Agreement with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arrangers ant the Lender making the transfer shall each be released from further obligations to each other under this Agreement, and (4) the New Lender shall become a party to this Agreement.

(b)	Each confirmation of assignment and transfer sent to the Agent shall be accompanied by a transfer fee payable to the Agent by the New Lender or the Lender making the assignment or transfer, as the case may be. Until further notice, that fee (which will be subject to review by the Agent from time to time to make it consistent with market rates) will be EUR 1,000 for each transfer or assignment.

(c)	A copy of each transfer agreement referred to in paragraph (a) above shall be sent to the Borrower.

26.4    Facility Offices: The initial Facility Office of each Lender has been notified by that Lender to the Agent. Any Lender may at any time with the written consent of the Borrower, such consent not to be unreasonably withheld and which consent shall be deemed to have been given unless, within 7 Business Days of being requested to consent, the Borrower refuses its consent, change its Facility Office in relation to all or a specified part of its Commitment and/or Outstandings by notifying the Agent of the fax number and address of its new Facility Office, no later than 4 Business Days prior to the date of any such change.

26.5    Reference Banks:

(a)	If a Reference Bank ceases to have a Paris or Brussels office, as the case may be, or transfers or assigns all its rights and obligations under this Agreement or if the Commitment of any Reference Bank is cancelled under Clause 7.2 (Of Certain Lenders) or if its Outstandings are prepaid under Clause 6.2 (Of Certain Lenders) or Clause 11 (Illegality), it shall be replaced as a Reference Bank by such other Lender with an office in Paris or Brussels, as the case may be, as the Agent (after consultation with the Borrower) shall designate by notice to the Borrower and the Lenders.

(b)	If a Reference Bank does not supply a quotation required from it in order to determine EONIA or EURIBOR, as the case may be, pursuant to this Agreement, EONIA or EURIBOR, as the case may be, shall be determined on the basis of the quotations supplied by the remaining Reference Banks.

26.6    Disclosure of Information: The Agent or any Arranger or any Lender may, without the consent of the Borrower, approach and disclose to an actual or potential New Lender, assignee, sub-participant or the like such information about the Borrower or any other Person as it may think fit provided that the person to whom the information is to be given has entered into a confidentiality undertaking in the form set out under Schedule 11 (Form of Confidentiality Undertaking, Confidentiality Letter Seller).

26.7    Limitation on Certain Obligations of Borrower: If, at the time of any transfer or assignment by a Lender or of any change of Facility Office, circumstances exist which would oblige the Borrower to pay to the New Lender or assignee (or, in the case of a change of Facility Office, the relevant Lender) under Clauses 10 (Taxes),

11 (Illegality) or 12 (Increased Costs) any sum in excess of the sum (if any) which it would have been obliged to pay to that Lender under the relevant Clause in the absence of that transfer, assignment or change, the Borrower shall not be obliged to pay that excess.

27.    REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

27.1    No Implied Waivers, Remedies Cumulative: No failure on the part of the Agent or any Arranger or Lender to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that or any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

27.2    Amendments, Waivers and Consents: Any provision of this Agreement may be amended or supplemented only if the Borrower and the Majority Lenders so agree in writing and any Event of Default, Potential Event of Default, Early Repayment Event, provision or breach of any provision of this Agreement may be waived before or after it occurs only if the Majority Lenders so agree in writing save that:

(a)	an amendment, supplement or waiver which puts one or more Lenders in a better or worse position than one or more other Lenders or changes or relates to (a) the Tranche A Available Amount or the Tranche B Available Amount or any Lender’s Commitment or Available Commitment, (b) the Tranche A Maturity Date or the Tranche B Maturity Date, (c) the amount of the Advances, (d) the amount or date of any repayment, (e) a reduction in the Margin or a change in the dates of payment of interest, (f) a reduction in the amount or a change in the date(s) of payment of any fee payable under Clause 9, (g) the currency of any payment, (h) the definition of “EONIA”, “EURIBOR”, or “Majority Lenders”, (i) the provisions of Clause 23 (Set-off/Pro Rata Sharing), (j) the provisions of Clause 30 (Nature of Rights and Obligations), (k) Clause 26.2 (Borrower), (l) any provision expressed to require the consent of all the Lenders (whether or not containing any other exceptions), (m) Clause 4.4 (Condition Precedent to First Tranche A Drawdown), (n) with respect to an amendment or supplement only, the provisions of Clauses 19.1 (Events of Default) and 19.2 (Early Repayment Events) or (o) this Clause 27.2, shall require the agreement of all the Lenders and (in the case of an amendment or supplement) the Borrower also; and

(b)	an amendment, supplement or waiver which changes or relates to the rights and/or obligations of the Agent or any Arranger shall require its agreement also.

Any consent by the Agent or any Arranger or Lender or the Majority Lenders under this Agreement must also be in writing. Any such waiver or consent may be given subject to any conditions thought fit by the Person giving it and shall be effective only in the instance and for the purpose for which it is given.

27.3    Stay of Action by the Lenders: Each Lender agrees (to the extent that it is able to do so in its own name or is not contractually restricted from so agreeing at the date hereof) that it shall not take any action, or vote in favour of taking any action, in each case, to cause or declare due and payable or put on demand any Indebtedness of the Borrower or any member of the Group before its normal maturity by reason of any Excluded Default in respect of that Indebtedness. However, any actual or potential default, event of default or the like (howsoever described) shall cease to be an Excluded Default if any Person or group of Persons so entitled declares due and payable or puts on demand any Indebtedness of the Borrower or any member of the Group, or cancels or suspends any commitment under any agreement to which the Borrower or any member of the Group is a party. In each case where a Lender is unable to agree in its own name or is contractually restricted from so agreeing at the date hereof, the relevant Lender, in its capacity as lender or provider of Indebtedness to the Borrower, agrees to use its best endeavour to assist the Borrower in obtaining the undertaking contemplated in Clause 18.23 (Stay of Action by Other Lenders).

27.4    Waiver under EUR 1,250,000,000 Credit Agreement: Each Lender who is a lender under the EUR 1,250,000,000 Credit Agreement (such Lenders together constituting the majority lenders under the EUR 1,250,000,000 Credit Agreement) hereby waives:

(a)	the requirement for the Borrower to give 10 days’ notice of prepayment thereunder, provided that this waiver shall only apply with respect to a notice of prepayment to be given by the Borrower to such lenders (or their agent) in connection with a prepayment out of the proceeds of the first Advance under Tranche A; and

(b)	the requirement for the Borrower not to prepay and cancel the facility made available thereunder until after the Extended Facilities Discharge Date (as such term is defined in the EUR 1,250,000,000 Credit Agreement), and accordingly authorises the Borrower to prepay and cancel such facility prior to the Extended Facilities Discharge Date.

28.    COMMUNICATIONS

28.1    Addresses: Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to it at the fax number or address, and marked for the attention, if any, from time to time designated by it to the Agent (or, in the case of the Agent, by it to each other party) for the purpose of this Agreement. The initial fax number, address and marking (if any) so designated by the Borrower, the Arrangers and the Agent are set out under its name at the end of this Agreement. Any communication or document from or to the Borrower shall be sent to, by or through the Agent.

28.2    Deemed Delivery: Any communication from the Borrower shall be irrevocable, and shall not be effective until received by the Agent. Any other communication to any Person shall be conclusively deemed to be received by that Person:

(a)	if sent by fax (and received in legible form) between 9:00 a.m. and 5:00 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax (and received in legible form) at any other time, at 9:00 a.m. (local time in the place to which it is sent) on the next working day in that place, provided that, in the case of a communication by fax, the Person sending the fax shall have received a transmission receipt; or

(b)	in any other case, when left at the address required by Clause 28.1 (Addresses) or within 5 such working days after being put in the post (by airmail if to another country) postage prepaid and addressed to it at that address.

For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

28.3    Electronic Communication:

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Agreement may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.4    Language: All communications and documents shall either be in English or French or accompanied by a certified translation into English or French by a translator acceptable to the Agent. If there is a conflict between the certified translation of a communication or document and its original language version, the English or French translation shall prevail over the original language version.

28.5    Use of Website:

(a)	Any information provided at any time by the Borrower to the Agent pursuant to Clause 17 (Information) may be copied and placed onto a secure website to which access will be given by the Agent to each Lender. The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic web site designated by the Borrower and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(d)	If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(e)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

29.    PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

30.    NATURE OF RIGHTS AND OBLIGATIONS

30.1    Obligations Several: The obligations of the Lenders are several. No party to this Agreement shall be responsible for the obligations of any other party. The failure of a Lender to perform its obligations shall not release any other party from its obligations.

30.2    Rights Several: The rights of the Lenders are several and, for the avoidance of doubt, each Lender may separately enforce its rights under this Agreement except as otherwise provided herein. The amount at any time owing by the Borrower to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

30.3    Continuation of Certain Obligations: The obligations of any party under or in respect of Clauses 10 (Taxes), 12 (Increased Costs), 20 (Default Interest), 21 (Indemnities), 22.8 (Indemnity to Arrangers and Agent), 23 (Set-off/Pro Rata Sharing) and 24 (Expenses and Stamp Duty) shall continue even after all the Commitments have terminated and all the Advances have been repaid or prepaid.

31.    CONFIDENTIALITY UNDERTAKING

31.1    Each of the Lenders undertakes to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by Clause 31.2 (Permitted Disclosure), to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information, and to use the Confidential Information solely for the purposes of this Agreement.

31.2    Permitted Disclosure: The Borrower acknowledges and agrees that the Lenders (or any of them) may disclose Confidential Information:

(a)	to their Affiliates and their officers, directors, employees and professional advisers to the extent strictly necessary for the purposes of this Agreement and to any auditors of any such Affiliate;

(b)	where requested or required by any court or competent jurisdiction, any arbitration or other legal proceedings or any competent judicial, governmental, supervisory or regulatory, (ii) where required by the rules of any stock exchange on which its or the shares or other securities of any Affiliate are listed or (iii) where required by the laws or regulations of any country with jurisdiction over its or the affairs of any Affiliate;

(c)	in connection with any action or proceeding brought by the Agent, any of the Arrangers or any Lender to enforce its rights under or in connection with this Agreement;

(d)	to any prospective assignee which acknowledges and accepts to be bound by the provision of this Clause 31 and which undertakes to use the Confidential Information only for the Permitted Purpose; or

(e)	with the prior written consent of the Borrower.

31.3    Notification of Required Disclosure: Each of the Lenders agrees (to the extent permitted by law other than disclosed to any regulatory body made in the normal course of such regulatory body’s supervisory function) to inform the Borrower as soon as possible of any disclosure under Clause 31.2(b) (Permitted Disclosure).

31.4    Insider Dealing: Each of the Lenders acknowledges that some or all the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and undertakes not to use any Confidential Information for any unlawful purpose.

31.5    Duration: the confidentiality undertaking of the Lenders hereunder shall expire in respect of each Confidential Information 3 years after it is first delivered to the Lenders hereunder.

For the purposes of the foregoing:

Confidential Information means any information to be delivered by the Borrower pursuant to Clause 17.5 (Monthly and Quarterly Information) and pursuant to Clause 17.10 (Other Information) relating to the implementation of the Protocol and which is or has been so provided to each of the Lenders (or the Agent on the Lenders behalf) by the Borrower, but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach by any Lender of this Agreement or (b) is known by the Lenders (or any of them) before the date the information is disclosed to such Lender(s) by the Borrower or is lawfully obtained by any Lender after that date, other than from a source which is connected with the Borrower and which, in either case, as far as the relevant Lender is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Permitted Purpose means considering and evaluating whether to enter into the Facility;

32.    GOVERNING LAW AND JURISDICTION

32.1    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of France.

32.2    Competent Courts: The competent courts within the jurisdiction of the Cour d’Appel of Paris shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (Proceedings) may be brought in that court and the Borrower irrevocably submits to the jurisdiction of such court.

32.3    Other Competent Jurisdiction: Clause 32.2 is for the benefit of the Agent, the Arrangers and the Lenders. Accordingly, nothing in this Clause 32 shall limit the right of the Agent, any Arranger and/or any Lender to take Proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Agent, any Arranger and/or any Lender from taking Proceedings in any other jurisdiction, whether concurrently or not.

32.4    Venue: The Borrower irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause 32 and any claim that any such Proceedings have been brought in an inconvenient forum.

32.5    Immunity: To the fullest extent permitted by law, the Borrower irrevocably:

(a)	consents generally to relief being given against it in any jurisdiction by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property being subject to any process for the enforcement of a judgment or any process effected in the course or as a result of any action in rem;

(b)	waives and agrees not to claim any immunity from suits and proceedings (immunité de juridiction) (including actions in rem) in any jurisdiction and from all forms of execution, enforcement or attachment (immunité d’exécution) to which it or its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws.

33.    ENGLISH AND FRENCH LANGUAGE VERSIONS

This Agreement will be executed in both the English and the French language, which shall have equal force.

34.    FRENCH LANGUAGE VERSIONS

34.1    Execution of French Language Version: Subject to Clause 34.2 below, the parties agree to enter into a French language version of this Agreement on or before 10 October 2003. Such French language version shall be prepared by a sworn translator (expert-traducteur près la Cour d’appel de Paris). It shall not include a translation of this Clause 34. The parties shall have a reasonable opportunity to review and comment on a draft of the French language version before signing the same.

34.2    Obligations of Parties Other than CFDI Conditional: The obligations of the Borrower and the Lenders other than CFDI under this Agreement (save for their obligations under Clause 34.1) shall be conditional upon CFDI signing a French language version of this Agreement in accordance with Clause 34.1.

34.3    Obligations of CFDI Conditional: The obligations of CFDI under this Agreement (save for its obligations under Clause 34.1) shall be conditional upon the other Lenders and the Borrower signing a French language version of this Agreement in accordance with Clause 34.1.

SCHEDULE 1

CONDITIONS PRECEDENT TO SIGNING

The following documents shall be or have been delivered to the Agent or, in the case of 1.2 below, to the relevant addressees, in form and substance reasonably satisfactory to the Agent or, in the case of 1.3, 1.4, 1.5 and 1.9 below, the Lenders, and the following actions shall have been performed, in each case on or before the date of this Agreement:

1.1    A certified copy of each of the documents comprised in the Information Package including, without limitation, the September Liquidity Plan, which shall be consistent in all material respects with the latest liquidity plan provided to the Lenders on 26 September 2003.

1.2    A certificate in respect of the Borrower, ALSTOM Holdings and each Material Subsidiary, each dated on or about the date of this Agreement, substantially in the form set out in Schedule 2 (provided that such certificate given by ALSTOM Holdings or on behalf of the Material Subsidiaries shall be limited to the relevant solvency certificate portion thereof) duly executed by, in the case of the certificate in respect of the Borrower and each Material Subsidiary, the Président Directeur Général of the Borrower and, in the case of the certificate of ALSTOM Holdings, the Président Directeur Général of ALSTOM Holdings, together with the documents stated by the relevant certificate as being delivered therewith.

1.3    The T&D Letter;

1.4    Legal opinions, dated the date of this Agreement, from:

(a)	Lovells, French legal advisers to the Borrower;

(b)	Freshfields Bruckhaus Deringer, French legal advisers to the Arrangers (other than CFDI); and

(c)	Clifford Chance, French legal advisers to the French State.

1.5    A note from De Pardieu Brocas Maffei & Leygonie regarding insolvency matters.

1.6    A letter from the French State to the Agent confirming that (i) CFDI is the entity which has been designated by the French State in accordance with article 2.2 of the Protocol to fulfil the French State’s obligations set out in that article 2.2, and (ii) that the obligations of CFDI are guaranteed by the French State.

The following additional conditions shall be or have been satisfied on or before the date of this Agreement:

1.7    Any fees and duly documented costs and expenses due and payable by the Borrower on the date of this Agreement in connection with this Agreement have been paid.

1.8    No Event of Default or Potential Event of Default (other than Excluded Defaults) or Early Repayment Event has occurred and remains outstanding.

1.9    Commitment letters to enter into Underwriting Agreements in respect of the ORA, and any documents necessary in connection with the subscription of the Billets de Trésorerie contemplated by article 2.5 of the Protocol have been duly executed.

SCHEDULE 2

COMPANY CERTIFICATE

[on letterhead of ALSTOM or ALSTOM Holdings]

COMPANY CERTIFICATE

To:    The Agent under the Agreement (as defined below)

ALSTOM—EUR 1,563,399,105 SUBORDINATED DEBT FACILITY AGREEMENT

This certificate is delivered pursuant to and in accordance with the EUR 1,563,399,105 Subordinated Debt Facility Agreement to be entered into on or around 30 September 2003 by (i) ALSTOM, (ii) the Agent, (iii) the Arrangers, and (iv) the Lenders, each as named therein (the Agreement).

Capitalised terms in this certificate shall, save as otherwise defined in this certificate, have the meaning given to them in the Agreement.

I, the undersigned, acting as Président-Directeur Général of [ALSTOM/ALSTOM Holdings] (the Company), hereby certify and make the following confirmations.

1.     CONSTITUTIONAL AND OTHER DOCUMENTS

Please find attached hereto:

(a)	a copy of the constitutive documents (statuts) of the Company;

(b)	an extract of the K-bis of the Register of Commerce and Companies for the Company dated no more than one month prior to the date of the Agreement;

(c)	a copy of a resolution of the board of directors of the Company passed at the August and September meetings referred to in paragraph (v) below approving the transactions contemplated by the Agreement and any related documents to which it is a party;

(d)	a copy of a delegation of authority granted by Patrick Kron to Philippe Jaffré, Olivier Klaric and Pierre-Jean Bosio, with the power to sub-delegate, authorising the execution of the Agreement and any other agreements, letters, documents and notices in relation thereto which they or their delegates deem necessary or desirable and generally to do the necessary to be done in respect therewith on behalf of the Company;

(e)	a copy of the latest publicly available annual consolidated accounts and statutory (unconsolidated) accounts of the Company;

(f)	a copy of the temporary waiver received from Royal Bank of Scotland (Industrial Leasing) Limited and AssetFinance March (A) Limited dated 11 April 2003 relating to the breach of financial covenants occurring under the project known as the “Northern Line”; and

(g)	a copy of the procès verbal de réunion regarding the convocation of the shareholders meeting held on or about 18 November 2003 for the purpose of approving, inter alia, the increase in the share capital of the Company in the amount of EUR 300,000,000, the ORA, the TSDD, the TSDDRA, the documents mentioned in paragraph (a) to (g) above being hereafter referred to as the Transmitted Documents.

I hereby certify that, as at the date of this certificate:

(i)	each of the Transmitted Documents relating to the Company is in full force and effect;

(ii)	none of the Transmitted Documents relating to the Company (including the resolutions of the Conseil d’Administration of the Company and the delegation of authority mentioned above) has been amended or revoked;

(iii)	all copies, facsimile copies or specimen Transmitted Documents conform to the originals thereof and all Transmitted Documents are correct and complete;

(iv)	the information contained in the Transmitted Documents relating to the Company was accurate on, and has not been altered since, the date as of which the relevant Transmitted Document was drawn up or issued;

(v)	the meetings of the Conseil d’Administration of the Company dated 5 August 2003 and 22 September 2003 respectively were duly convened and held, and attended by the required quorum of persons entitled to be present and vote;

(vi)	as at the date hereof the Company is carrying on business in accordance with its statuts.

2.    SPECIMEN SIGNATURES

I hereby certify that the following signatures are the specimen signatures of the persons duly authorised to execute, issue and/or deliver (a) the Agreement and (b) all other separate agreements, letters, documents and notices required in connection with the Agreement and the performance of the Company’s obligations thereunder:

NAME	POSITION	SIGNATURE

Patrick Kron	Président-Directeur Général

Philippe Jaffré	Chief Financial Officer

Olivier Klaric	Corporate Treasurer

Pierre-Jean Bosio	Vice-President

and that the Agreement has been unconditionally signed and delivered by the Company.

3.    REPRESENTATIONS AND WARRANTIES

I hereby certify that, as at the date of this certificate:

(a)	no event which would constitute an Event of Default or Potential Event of Default (other than Excluded Defaults) or Early Repayment Event under the Agreement had it been executed has occurred and remains outstanding;

(b)	no litigation, arbitration or administrative proceeding is current, pending or threatened (other than any such proceeding in connection with Clauses 19.2(b) (Implementation of the Protocol) and 19.2(c) (Failure to Implement the Protocol) of the Agreement):

(i)	to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with any of obligations under the Agreement; or

(ii)	which has or may have a Material Adverse Effect (save as disclosed to the Lenders by the Borrower in the Information Package or otherwise in writing prior to the date of the Agreement);

(c)	the Transmitted Documents comprise all corporate authorities necessary on the part of the Company to approve the Agreement, to authorise the signing of the Agreement and to give any communications and/or take any other action required under or in connection with the Agreement on behalf of the Company;

(d)	the representations made and warranties which would be given by the Company pursuant to the Agreement had it been executed are true, correct and complete;

(e)	the execution of the Agreement and the performance of its obligations thereunder does not and will not cause to be exceeded any limit or restriction binding on the Company in respect of (i) the borrowing limit of the Company, (ii) the corporate purpose of the Company, (iii) the powers of the Company or (iv) the rights or ability of the representatives of the Company identified in paragraph 2 above;

(f)	the Agreement has been entered into on arm’s length terms for bona fide commercial reasons;

4.    SOLVENCY CERTIFICATE

4.1    I hereby certify that, as at the date of this certificate, in respect of the Company:

(a)	the Company is solvent and is able to meet its scheduled payment obligations as they fall due, is not in a state of cessation of payments, declared or not declared (cessation des paiements, déclarée ou non) and will not become so as a consequence of its entering into the Agreement or the performance of its obligations thereunder;

(b)	the Company is not the subject of (i) any arrangement with its creditors or amicable settlement as regulated by Title I of Book VI of the Code de Commerce (formerly law no. 84-148 of 1st March 1984, as amended), (ii) insolvency proceedings as regulated by Title II of Book VI of the Code de Commerce (formerly law no. 85-98 of 25 January 1985, as amended) nor (iii) analogous proceedings under French law or under the laws of any relevant jurisdiction;

(c)	no receiver, administrative receiver, mandataire ad hoc or similar officer has been appointed to manage all or part of the Company’s assets;

(d)	no step or decision has been taken for the partial or total winding-up of the Company, its dissolution or liquidation or for the partial or total sale of its business;

(e)	having made all appropriate investigations, no event exists that would lead the Company to be in a state of cessation des paiements or otherwise in any of the positions described in (b) to (d) above; and

(f)	the Agreement is not or will not be an “unusual transaction” at an undervalue within the meaning of article L.621-107 2° of the Code de Commerce (contrat commutatif déséquilibré) since the value of the consideration to be received by the Company will not be significantly less than the value of the consideration provided by the Company under such document.

4.2    I further certify that, as at the date of this certificate, in respect of each Material Subsidiary:

(a)	each Material Subsidiary is solvent and is able to meet its scheduled payment obligations as they fall due, is not in a state of cessation of payments, declared or not declared (cessation des payments, déclarée ou non);

(b)	no Material Subsidiary is the subject of (i) any arrangement with its creditors or amicable settlement as regulated by Title I of Book VI of the Code de Commerce (formerly law no. 84-148 of 1st March 1984, as amended), (ii) insolvency proceedings as regulated by Title II of Book VI of the Code de Commerce (formerly law no. 85-98 of 25 January 1985, as amended) nor (iii) analogous proceedings under French law or under the laws of any relevant jurisdiction;

(c)	no receiver, administrative receiver, mandataire ad hoc or similar officer has been appointed to manage all or part of any Material Subsidiary’s assets;

(d)	no step or decision has been taken for the partial or total winding-up of any Material Subsidiary, its dissolution or liquidation or for the partial or total sale of its business; and

(e)	having made all appropriate investigations, no event exists that would lead any Material Subsidiary to be in a state of cessation des paiements or otherwise in any of the positions described in (b) to (d) above.

Made in Paris, on      September 2003

in 1 original copy.

By

[ALSTOM/ALSTOM Holdings]

Name: [Patrick Kron/ Nick Salmon] Title: Président-Directeur Général

SCHEDULE 3

CONDITIONS PRECEDENT TO ALL DRAWDOWNS

The following documents or confirmations shall have been delivered to the Agent in form and substance reasonably satisfactory to the Agent and the following actions shall have been performed in each case before the making of each Advance:

1.    Representations etc. Correct: All representations and warranties in Clause 16 (Representations and Warranties) (except to any extent waived in accordance with Clause 27.2 (Amendments, Waivers and Consents)) have been complied with and would be correct (in all material respects in the cases of Advances the sole purpose of which is to repay an existing Advance) if repeated on the proposed date of that Advance by reference to the circumstances then existing.

2.    No Event of Default etc.: No Event of Default or Potential Event of Default (other than an Excluded Default) or Early Repayment Event has occurred on or before the date of the Advance, or will occur as a result of making that Advance, other than any waived in accordance with Clause27.2 (Amendments, Waivers and Consents).

4.    No Market Disruption: No event mentioned in Clause 13.1 (Triggering Events) has or will occur in relation to that Advance.

5.    Availability Period Not Expired: The proposed date of the relevant Advance must be a Business Day during the Tranche A Availability Period or the Tranche B Availability Period, as applicable.

SCHEDULE 4

FORM OF TRANSFER AGREEMENT

This Transfer Agreement is made on [•]

BETWEEN:

(A)    [•] (the Existing Lender)

AND:

(B) [•] (the New Lender)

WHEREAS:

The Existing Lender has entered into a EUR 1,563,399,105 subordinated debt facility agreement dated 30 September 2003 between, inter alios, ALSTOM, BNP Paribas, Crédit Agricole Indosuez, Crédit Lyonnais, Société Générale and Caisse Française de Développement Industriel acting as Arrangers and BNP Paribas acting as Agent of the Lenders named therein (the Agreement).

The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in Schedule 2 to this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule 2 to this Transfer Agreement.

Terms defined in the Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.    The Existing Lender and the New Lender agree to the transfer (cession) of [all] [the part specified in Schedule 2 to this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule 2 to this Transfer Agreement in accordance with Clause 26 of the Agreement.1

2.    The proposed Transfer Date is [•].

1	The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective against third parties, arrange for it to be notified by way of signification to the Borrower in accordance with article 1690 of the French Civil Code.

3.    The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.1 (Addresses) are set out in Schedule 2 to this Transfer Agreement.

4.    The New Lender acknowledges the limitations on the Existing Lender’s liabilities set out in Clause 30.1 (Obligations Several) of the Agreement.

5.    The New Lender confirms to the other Lenders that it will assume the same obligations to those Lenders as it would have been under if it had been an original signatory to the Agreement.

6.    This Transfer Agreement is governed by French law. The competent courts within the jurisdiction of the Cour d’Appel of Paris shall have jurisdiction in relation to any dispute concerning it.

Existing Lender

By:

Name:

Authorised Signatory

New Lender

By:

Name:

Authorised Signatory

Facility Office

Address:

Fax No:

Attention:

Rights and/or Obligations to be transferred:

1.	Existing Lender’s Tranche A Commitment to be transferred: €[•]

Existing Lender’s Tranche B Commitment to be transferred: €[•]

2.	Existing Lender’s share(s) of Tranche A Advance(s) to be transferred: €[•]

Existing Lender’s share(s) of Tranche B Advance(s) to be transferred: €[•]

Agent

This Transfer Agreement is accepted by the Agent and the transfer date is confirmed as [•]

By:

Name:

Authorised Signatory

SCHEDULE 5

DRAWDOWN NOTICE

To:	BNP PARIBAS as Agent

[Insert address of Agent]

Attention: [Insert name of relevant Department or title of relevant officer]

ALSTOM EUR 1,563,399,105 Subordinated Debt Facility Agreement dated 30 September 2003

We refer to the above Agreement between ourselves, the Arrangers, the Lenders, and yourselves as Agent. Terms defined in that Agreement have the same meaning in this notice.

We give you notice that we wish an Advance to be made to us as follows:

Tranche:

Amount:

Date:	[•] 200[•] (or, if that is not a Business day, the next Business Day)

Interest Period:	[•] month(s)

The proceeds of the Advance are to be made available to us by credit to [our account/the account of • in favour of ourselves at •, •,] [and the account of the agent under the EUR 1,250,000,000 Credit Agreement at •, •, in an amount of EUR 350,000,000.]1

No Event of Default, Potential Event of Default or Early Repayment Event has occurred, or will occur as a result of making this Advance [, other than any waived in accordance with Clause 27.2 (Amendments, Waivers and Consents) of the Agreement] [other than, in each case, an Excluded Default]. All representations and warranties in Clause 16 (Representations and Warranties) of the Agreement (other than Clause 16.1(1)(i), (ii) and (iii) (Information) have been complied with [in all material respects]2 and would be correct if repeated today by reference to the circumstances now existing.

Dated [•] 200[•]

1	Include in respect of that portion of Tranche A which is destined to repay the EUR 1,250,000,000 Credit Agreement, which will be added to the other portion of Tranche A drawn on the same date to repay part of the Billets de Trésorerie.

2	Include in respect of an Advance the sole purpose of which is to repay an existing Advance.

ALSTOM

By:

Authorised signatory/ies

SCHEDULE 6

TIMETABLES

Notes:	“D”	=	Date on which the Advance is to be made.

	“B”	=	Borrower

	“A”	=	Agent

	“Ldrs”	=	Lenders

Under “Specified Time”, numbers indicate numbers of Business Days save for “Interest Rate set” under the column “Action” below, where numbers indicate TARGET Days. See Clause 1 for meaning.

Drawdown in euro

References to time are to Paris time, except where otherwise indicated.

Specified time	Action	Clause References

D-3 10:00 a.m.	Drawdown request to A under Tranche A or Tranche B	4.2

D-3 5:00 p.m.	A notifies Ldrs of request	4.8

D-2 11:00 a.m.	Interest Rate set	8.3 and 1.1 (definition of “Rate Fixing Day”)

D 11:00 a.m.	Ldrs put A in funds	15.1

D Close of business	A pays funds to B	15.2

SCHEDULE 7

MANDATORY COSTS

1.1    The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

1.2    On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

1.3    The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

1.4    The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01 300	per cent per annum.

Where:

(A)	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

(B)	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Advance is an overdue sum, the additional rate of interest specified in Clause 20 (Default interest)) payable for the relevant Interest Period on the Advance.

(C)	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(D)	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

(E)	is the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of that Lender.

1.5    For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Regulations means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

(c)	Fee Base has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

1.6    In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

1.7    Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

1.8    The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 1.7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

1.9    The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 1.3 and 1.7 above is true and correct in all respects.

1.10    The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 1.3 and 1.7 above.

1.11    Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

1.12    The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SCHEDULE 8

LIST OF MATERIAL SUBSIDIARIES

ALSTOM Australia Ltd

ALSTOM Power Holdings Ltd

ALSTOM Brasil Ltda

ALSTOM Canada Inc

ALSTOM Power Centrales

ALSTOM Power Turbomachines

ALSTOM Power SA

ALSTOM T&D SA

ALSTOM Transport SA

Chantiers de l’Atlantique

ALSTOM DDF SA

ALSTOM GmbH

ALSTOM Power Conversion GmbH

ALSTOM LHB GmbH

ALSTOM Energietechnik GmbH

ALSTOM Power AG

ALSTOM Power Generation AG

ALSTOM Power Boiler GmbH

ALSTOM Ferroviaria Spa

ALSTOM Power Italia Spa

ALSTOM KK

ALSTOM Power Asia Pacific Sdn Bdh

ALSTOM Power Mexico SA de CV

ALSTOM Power Monterrey III SA

ALSTOM NV

ALSTOM Transporte, SA

ALSTOM Power Sweden AB

ALSTOM Schweiz AG

ALSTOM Contracting Ltd

ALSTOM Ltd

ALSTOM Power Ltd

ALSTOM Power UK Ltd

ALSTOM UK

ALSTOM UK Holdings Ltd

ALSTOM Power Inc

ALSTOM T&D Inc

(formerly ALSTOM USA Inc)

ALSTOM Transportation Inc

SCHEDULE 9

TAUX EFFECTIF GLOBAL LETTER

ALSTOM

25, Avenue Kléber

75795 Paris Cedex 16

Attention : Mr Marc Haestier

Dear Sirs

ALSTOM EUR 1,563,399,105 Subordinated Debt Facility Agreement dated 30 September 2003

We refer to the EUR 1,563,399,105 Subordinated Debt Facility Agreement dated 30 September 2003 between you as Borrower and, among others, ourselves as Agent (the Agreement). Terms defined in the Agreement have the same meaning when used in this letter. This letter is the Taux Effectif Global letter referred to in Clause 8.6 (Taux Effectif Global) of the Agreement and forms part of the Agreement.

Article L.313-4 and L.313-5 of the Code monétaire et financier (formally article L. 313-1 and seq., to R.313-1 and R.313-2 of the Code de la Consommation) (the Code) specifies that the taux effectif global (all-in percentage rate) applicable to a loan be calculated by reference not only to interest (calculated in accordance with the relevant agreement), but by reference also to all costs, expenses, fees and other remuneration of whatever nature.

However, the floating nature of the rate of interest applicable to Advances and the possibility for the Borrower to borrow all or part of the Facility, amongst other things, make it impossible to specify a taux effectif global which will apply from the date of entry into effect of the Agreement until the Final Maturity Date.

As an indication only, we set out below examples of the applicable effective global rate (Taux Effectif Global) referred to in Clause 8.6 of the Agreement (Taux Effectif Global), for the purposes of Article L.313-4 of the Code.

We hereby notify you that:

In respect of Tranche A:

On the basis of the three-month EURIBOR calculated on the basis of a 360 day year, for an Advance denominated in EUR, of [•]% on [•] 2003 and on the assumption that the total Tranche A Available Commitments of EUR 1,200,000,000 remain drawn down in one Advance on the date of [•] 2003 until its full reimbursement on the Tranche A Final Maturity Date, the taux effectif global for Advances under Tranche A under the Agreement (as amended) is [•]%.

In respect of Tranche B:

On the basis of the three-month EURIBOR calculated on the basis of a 360 day year, for an Advance denominated in EUR, of [•]% on [•] 2004 and on the assumption that the total Tranche B Available Commitments of EUR 263,399,105 at the date of the Agreement remain drawn down in one Advance on the date of [•] 2004 and that such Advance is renewed at the end of each Interest Period at the same interest rate until its final reimbursement on the Tranche B Final Maturity Date, the taux effectif global for Advances under Tranche B under the Agreement (as amended) is [•]%.

The above rates are given on an indicative basis and for information only, in order to comply, insofar as possible, with the provisions of article L.313-4 and L.313-5 of the Code and are calculated, inter alia, on the basis (i) that the EURIBOR, expressed as an annual rate, does not vary and remains equal to the rate fixed on dates stated above and (ii) of the commissions and various fees (including legal costs) known as of today’s date payable by you on the terms of the Agreement (as amended).

We should be grateful if you would confirm your understanding of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully,

BNP PARIBAS

as Agent

By:

We acknowledge the terms of this letter

ALSTOM

By:

SCHEDULE 10

EXISTING SECURITY

Security interests existing as of 30 September 2003

ALSTOM: nil

ALSTOM Holdings:

-	USD 84,150,000 pledged deposit (“dépôt gage-espèces”) in favour of Crédit Agricole Indosuez, related to the ship known as R8 (ex Renaissance).

-	EUR 78,558,120 on escrow account (“convention de dépôt sequestre”) at Société Générale, with EDF and ALSTOM Holdings as counterparties. Related to the sale of ALSTOM’s share in FIGLEC to EDFI.

-	EUR 42,615,277 on pledged deposit (“dépôt de garantie”) in favour of Crédit Lyonnais, corresponding to the level of over-collateralisation required as of 30 September 2003 for the T&D securitisation programme of existing receivables.

SCHEDULE 11

FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential Purchaser/Purchaser’s agent/broker

Re:    The Agreement

Borrower: Date: Amount: Agent:

Dear Sirs

We understand that you are considering [acquiring]3/[arranging the acquisition of]4 an interest in the Agreement (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.    CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless

3    delete if addressee is acting as broker or agent.

4    delete if addressee is acting as principal.

disclosed under paragraph 2[(c)/(d)]5 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)][3]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)][3]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential

5    delete as applicable.

Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]3 above.

5.    CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) 12 months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.    NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

(a)	neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal][6] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.    NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

6    delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

8.    INSIDER INFORMATION

You acknowledge that some or all of the Confidential Information (including in particular the information defined as “Confidential Information” under Clause 31 (Confidentiality Undertaking) of the Agreement) is or may be price-sensitive or insider information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.    NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,]4 the Borrower and each other member of the Group.

10.    GOVERNING LAW AND JURISDICTION

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of France and the parties submit to the non-exclusive jurisdiction of the competent courts within the jurisdiction of the Cour d’Appel of Paris.

11.    DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

Confidential Information means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality and includes in particular the information defined as “Confidential Information” under Clause 31 (Confidentiality Undertaking) of the Agreement;

Group means the Borrower and each of its holding companies and Subsidiaries and each Subsidiary of each of its holding companies (with respect to each such term, within the meaning of article L.233-3 of the French Commercial Code);

Permitted Purpose means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

Purchaser Group means you, each of your holding companies and Subsidiaries and each Subsidiary of each of your holding companies (with respect to each such term, within the meaning of article L.233-3 of the French Commercial Code).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

....................................

For and on behalf of

[Seller/Seller’s agent/broker]

To:	[Seller]
[Seller’s agent/broker]
The Borrower and each other member of the Group

We acknowledge and agree to the above:

....................................

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

SCHEDULE 12

EXISTING EVENTS OF DEFAULT

OR POTENTIAL EVENTS OF DEFAULT

1.    BRIDGE FACILITY AGREEMENT:

A.	Breach of representations and warranties relating to the Liquidity Plan and in particular, deviations therefrom

Clauses 16.1(q)(vi) and (vii)—Group Information—deviations

B.	Events of default relating to the Strategic Plan

Clause 20.1(p)—Strategic Plan—failure to implement Asset Disposals

Clause 20.1(q)—Realisation of Strategic Plan

C.	Breach of financial covenants

Clause 19.1(a)—Consolidated Net Worth

Clause 19.1(b)—Total Debt

Clause 19.1(c)—Total Net Debt

D.	Breach of representations, warranties and events of default relating to material adverse change

Clause 16.1(h)—No Material Adverse Change

Clause 20.1(l)—Material Adverse Change

E.	Breach of representations, warranties and events of default relating to litigation

Clause 16.1(i)—Litigation

Clause 20.1(m)—Litigation

F.    Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d)—Cross Default

2.    EXTENDED FACILITY AGREEMENTS:

(i)	EUR 50,000,000 Bilateral Credit Agreement dated 30 April 2002 between the Borrower and BNP Paribas (amended and restated by a First Amendment Agreement dated 25 March 2003 and a Second Amendment Agreement dated 3 July 2003):

A.	Breach of representations and warranties relating to the Liquidity Plan and in particular, deviations therefrom

Clauses 16.1(q)(vi) and (vii)—Group Information—deviations

B.	Events of default relating to the Strategic Plan

Clause 20.1(p)—Strategic Plan—failure to implement Asset Disposals

Clause 20.1(q)—Realisation of Strategic Plan

C.	Breach of financial covenants

Clause 19.1(a)—Consolidated Net Worth

Clause 19.1(b)—Total Debt

Clause 19.1(c)—Total Net Debt

D.	Breach of representations, warranties and events of default relating to material adverse change

Clause 16.1(h)—No Material Adverse Change

Clause 20.1(l)—Material Adverse Change

E.	Breach of representations, warranties and events of default relating to litigation

Clause 16.1(i)—Litigation

Clause 20.1(m)—Litigation

F.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d)—Cross Default

(ii)	EUR 25,000,000 (originally EUR 50,000,000) Credit Agreement dated 23 April 2002 between the Borrower and JPMorgan Chase Bank, Paris Branch (amended and restated by a First Amendment Agreement dated 25 March 2003 and a Second Amendment Agreement dated 3 July 2003):

A.	Breach of representations and warranties relating to the Liquidity Plan and in particular, deviations therefrom

Clauses 16.1(q)(vi) and (vii)—Group Information—deviations

B.	Events of default relating to the Strategic Plan

Clause 20.1(p)—Strategic Plan—failure to implement Asset Disposals

Clause 20.1(q)—Realisation of Strategic Plan

C.	Breach of financial covenants

Clause 19.1(a)—Consolidated Net Worth

Clause 19.1(b)—Total Debt

Clause 19.1(c)—Total Net Debt

D.	Breach of representations, warranties and events of default relating to material adverse change

Clause 16.1(h)—No Material Adverse Change

Clause 20.1(l)—Material Adverse Change

E.	Breach of representations, warranties and events of default relating to litigation

Clause 16.1(i)—Litigation

Clause 20.1(m)—Litigation

F.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d)—Cross Default

(iii)	EUR 400,000,000 (originally EUR 750,000,000) Revolving Credit Facility Agreement dated 28 March 2002 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein (amended and restated by a First Amendment Agreement dated 25 March 2003 and a Second Amendment Agreement dated 3 July 2003):

A.	Breach of representations and warranties relating to the Liquidity Plan and in particular, deviations therefrom

Clauses 16.1(q)(vi) and (vii)—Group Information—deviations

B.	Events of default relating to the Strategic Plan

Clause 20.1(p)—Strategic Plan—failure to implement Asset Disposals

Clause 20.1(q)—Realisation of Strategic Plan

C.	Breach of financial covenants

Clause 19.1(a)—Consolidated Net Worth

Clause 19.1(b)—Total Debt

Clause 19.1(c)—Total Net Debt

D.	Breach of representations, warranties and events of default relating to material adverse change

Clause 16.1(h)—No Material Adverse Change

Clause 20.1(l)—Material Adverse Change

E.	Breach of representations, warranties and events of default relating to litigation

Clause 16.1(i)—Litigation

Clause 20.1(m)—Litigation

F.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d)—Cross Default

3.	AFFECTED FACILITIES:

(i)	EUR 976,300,000 Multicurrency Revolving Credit Agreement dated 3 August 2001 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein (amended by letter dated 28 March 2002 and a second amendment agreement dated 8 April 2003):

A.	Events of default relating to the Strategic Plan

Clause 20.1(j)—Strategic Plan—failure to implement Asset Disposals

Clause 20.1(k)—Realisation of Strategic Plan

B.	Breach of financial covenants

Clause 19.5(a)—Interest Cover

Clause 19.5(b)—Consolidated Net Worth

Clause 19.5(c)—Total Debt

Clause 19.5(d)—Total Net Debt

C.	Breach of representations, warranties and events of default relating to material adverse change

Clause 17.1(j)—No Material Adverse Change

Clause 20.1(p)—Material Adverse Change

D.	Breach of representations and warranties and events of default relating to litigation

Clause 17.1(k)—Litigation

Clause 20.1(i)—Litigation

E.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d)—Cross Default

(ii)	EUR 1,250,000,000 Credit Agreement of 19 April 1999 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein (amended by an amendment letter dated 17 May 2000 and by an amendment letter dated 28 March 2002 and amended and restated by third amendment agreement dated 8 April 2003):

A.	Events of default relating to the Strategic Plan

Clause 20.1(j) Strategic Plan—failure to implement Asset Disposals

Clause 20.1(k)—Realisation of Strategic Plan

B.	Breach of financial covenants

Clause 19.5(a)—Interest Cover

Clause 19.5(b)—Consolidated Net Worth

Clause 19.5(c)—Total Debt

Clause 19.5(d)—Total Net Debt

C.	Breach of representations, warranties and events of default relating to material adverse change

Clause 17.1(j)—No Material Adverse Change

Clause 20.1(p)—Material Adverse Change

D.	Breach of representations, warranties and events of default relating to litigation

Clause 17.1(k)—Litigation

Clause 20.1(i)—Litigation

E.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d)—Cross Default

4.    OTHER FACILITIES AND SECURITISATIONS:

(i)	Breach of financial covenants;

(ii)	breach of representations and warranties and events of default relating to material adverse change;

(iii)	breach of representations and warranties and events of default relating to litigation; and

(iv)	cross default in respect of the breaches referred to in this Schedule,

in each case under the following agreements:

(a)	the Guarantee Facility Agreement dated 12 August 1999 (as amended) between ALSTOM Power Plants Ltd., ALSTOM Holdings and ABB ALSTOM Power as obligors, ALSTOM Power Plants Ltd. as the applicant, Barclays Bank plc as the agent and the banks named therein;

(b)	the Guarantee Facility Agreement dated 13 September 2001 between, inter alios, ALSTOM Holdings and UBS AG;

(c)	the Project known as “Northern Line” dated 18 December 2002 between ALSTOM Holdings, Royal Bank of Scotland (Industrial Leasing) Limited and AssetFinance March (A) Limited;

(d)	the EUR 200,000,000 Loan Agreement dated 18 August 2000 (as amended) between the Borrower and CDC Finance—CDC IXIS;

(e)	the USD 200,000,000 Receivables Purchase Agreement between ALSTOM Power Receivables Corporation and Preferred Receivables Funding Corporation dated 29 September 2000 with a guarantee by ALSTOM Holdings;

(f)	the EUR 205,000,000 Step-Up Floating Rate Notes due 2031 dated 30 March 2001 issued by ALSTOM Holdings together with a Deed of Payment by ALSTOM Holdings relating to preference shares issued by ALSTOM Finance Jersey Limited;

(g)	the EUR 50,000,000 Credit Agreement between ALSTOM Holdings and Dai-Ichi Kangyo Bank Limited dated 30 November 2000;

(h)	the USD 5,580,000 import credit facility and promissory note between ALSTOM Transportation Inc and ALSTOM Brasil LTDA and Banque Sudameris dated 6 February 2001 with a letter of comfort from ALSTOM Holdings;

(i)	the INR 185,000,000 Credit Facility between ALSTOM Power India Limited and Crédit Lyonnais, New Delhi branch dated 18 July 2002 with a letter of comfort from ALSTOM Holdings;

(j)	the EUR 182,485,131.27 sale of receivables by ALSTOM Transport SA to Crédit Agricole Indosuez, BNP Paribas and Société Générale dated 30 September 2002 with a guarantee by ALSTOM Holdings;

(k)	the EUR 268,372,814.33 securitisation of receivables by ALSTOM Transport SA and guaranteed by ALSTOM Holdings and arranged by Bayerische Landesbank dated 24 September 2002;

(l)	the AFB Master Agreement between ALSTOM Holdings and Crédit Agricole Indosuez dated 8 August 1997;

(m)	the ISDA Master Agreement between UBS AG and ALSTOM Holdings dated 20 November 2000;

(n)	the ISDA Master Agreement between The Chase Manhattan Bank and ALSTOM Holdings dated 30 November 2000;

(o)	the ISDA Master Agreement between Standard Chartered Bank and ALSTOM Holdings dated 7 December 2000;

(p)	the ISDA Master Agreement between Nordea Bank Sweden AB (publ) and ALSTOM Holdings dated 20 September 2001;

(q)	the ISDA Master Agreement between Merrill Lynch International Bank Limited and ALSTOM Holdings dated 2 October 2001;

(r)	the ISDA Master Agreement between Royal Bank of Canada and ALSTOM Holdings dated 31 October 2001;

(s)	the ISDA Master Agreement between Merrill Lynch Capital Markets Bank Limited and ALSTOM Holdings dated 16 April 2002;

(t)	the ISDA Master Agreement between CCF and ALSTOM Holdings to be executed in 2002;

(u)	the ISDA Master Agreement between Citibank N.A. and GEC Alsthom Ltd dated 4 January 1996;

(v)	the EUR 465,700,000 Prepayment Agreement dated 14 June 2002 in relation to Queen Mary 2 between Chantiers de l’Atlantique and Société Générale with a guarantee by ALSTOM Holdings,

and any other agreement or securitisation programme (other than this Agreement) which contain clauses of the type referred to in 4(i), (ii), (iii) or (iv) above to which a Lender is a party with the Borrower or any other member of the Group.

SCHEDULE 13

PWC ADDITIONAL SCOPE

1.    Scope

(a)	Analysis of Alstom’s treasury functions:

(i)	Processes;

(ii)	Adequacy;

(iii)	Controls;

(iv)	Inter-company liabilities;

(v)	Review of accounting policies;

(vi)	Analysis of FX risks;

(vii)	Hedging policies and hedge book review; and

(viii)	Cash management.

The work performed on this subject should include recommendations on areas of improvement.

(b)	Analysis of Cash:

(i)	Location of cash balances;

(ii)	Minimum cash needed;

(iii)	Analysis of and recommendation on trapped cash; and

(iv)	Intra-month balances.

(c)	Analysis of maintenance and discretionary capital expenditures.

(d)	Analysis of restructuring costs.

(e)	Further analysis of working capital elements.

(f)	Analysis of forecasting procedures:

(i)	Recommendations on possible improvements (including balance sheet and P&L items).

2.    Timetable

The above described work will begin from 15 November 2003 (i.e. after final validation of the Downside Case business plan) on the basis of a timetable to be agreed with PWC (it being understood that such work would be completed by no later than September 2004, that conclusions on individual items would be provided as soon as completed, and that quarterly progress reports on the overall assignment would also be provided) and within a total cost of €5,000,000, covering all work performed by PWC from 22 September 2003. This work is to be performed with duty of care to the Lenders.

SIGNATORIES

The Borrower

ALSTOM

Fax No: +33 1 47 55 29 22

Attention: Marc Haestier / Olivier Klaric / Pierre-Jean Bosio

(S) PIERRE-JEAN BOSIO

The Arrangers

BNP PARIBAS

Fax No: +33 1 42 98 19 33

Attention: Dominique de Narbonne

(S) BRUNO TASSART

CREDIT AGRICOLE INDOSUEZ

Fax No: +33 1 41 89 19 35/08 72

Attention: Vincent Bourlet / Marie-Madeleine Guiziou

(S) BERTRAND SAUZEY                 (S) JACQUES MASSON

CREDIT LYONNAIS

Fax No: +33 1 42 95 89 25

Attention: François Montel / Thomas Pardoux

(S) JEAN-LUC RANSAC

SOCIETE GENERALE

Fax No: +33 1 42 14 21 23

Attention: Didier Miaume / Jean-Etienne Errera

(S) DIDIER MIAUME

CAISSE FRANCAISE DE DEVELOPPEMENT INDUSTRIEL

Fax No: +33 1 58 19 26 70

Attention: Jean-Paul Rochard

(S) PHILIPPE MICHAUD

The Agent

BNP PARIBAS

Fax No: +33 1 42 98 43 17 / 55 24

Attention: Thierry Bonnel

(S) BRUNO TASSART

The Lenders	Tranche A Commitment	Tranche B Commitment
ABN AMRO BANK N.V. (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€14,698,310	€4,301,691

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€1,933,988	€566,012

BANCA DI ROMA, PARIS BRANCH (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€3,867,976	€1,132,024

BANCA INTESA S.P.A. (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€44,094,928	€12,905,072

BANCO BILBAO BIZCAYA ARGENTARIA S.A. (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€6,962,357	€2,037,643

BANCO BILBAO BIZCAYA ARGENTARIA S.A., PARIS BRANCH (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€6,962,357	€2,037,643

BANCO SANTANDER CENTRAL HISPANO (S) PATRICE PANAGET (S) WILLIAM DUANE	€11,217,131	€3,282,869

BARCLAYS BANK PLC (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€34,038,190	€9,961,810

BAYERISCHE LANDESBANK, PARIS BRANCH (S) DANIEL BENDAVID (S) EMMANUEL BALLANDE	€126,096,023	€36,903,977

BNP PARIBAS (S) BRUNO TASSART	€47,039,396	€13,766,816

The Lenders	Tranche A Commitment	Tranche B Commitment
CAISSE FRANÇAISE DE DEVELOPPEMENT INDUSTRIEL (S) PHILIPPE MICHAUD	€300,000,000	N/A

CAIXA CATALUNYA, SUCCURSALE EN FRANCE (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€1,547,191	€452,810

CCF (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€7,587,000	€2,220,454

CDC FINANCE—CDC IXIS (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€17,070,748	€4,996,022

CITIBANK INTERNATIONAL PLC (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€28,623,024	€8,376,976,

COMMERZBANK AKTIENGESELLSCHAFT, PARIS BRANCH (S) ULRICH THOMAS BARTOSZEN (S) STUART CARRAWAY	€51,830,881	€15,169,119

CREDIT AGRICOLE INDOSUEZ (S) BERTRAND SAUZEY (S) JACQUES MASSON	€25,167,737	€7,365,733

CREDIT INDUSTRIEL ET COMMERCIAL (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€32,244,747	€9,436,930

CREDIT LYONNAIS (S) JEAN-LUC RANSAC	€13,146,609	€3,847,561

The Lenders	Tranche A Commitment	Tranche B Commitment
DEUTSCHE BANK AG (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€17,792,690	€5,207,310

DEXIA BANK (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€15,471,904	€4,528,095

DRESDNER BANK AG (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€39,453,357	€11,546,643

ELECTRO BANQUE (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€3,867,976	€1,132,024

FORTIS BANK S.A./N.V. (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€27,075,833	€7,924,167

HSBC BANK PLC (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€44,777,832	€13,104,934

ING BANK (FRANCE) (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€2,707,583	€792,417

JPMORGAN CHASE BANK, PARIS BRANCH (S) PATRICK A. DANIELLO	€85,095,475	€24,904,525

LLOYDS TSB BANK PLC (S) WILL PATTERSON	€37,132,571	€10,867,429

MIZUHO CORPORATE BANK, LTD (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€17,792,690	€5,207,310

The Lenders	Tranche A Commitment	Tranche B Commitment
NATEXIS BANQUES POPULAIRES (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€15,173,999	€4,440,908

SANPAOLO IMI S.P.A. (S) A. GAROMBO	€2,630,224	€769,776

SOCIETE GENERALE (S) DIDIER MIAUME	€32,244,747	€9,436,930

SUMITOMO MITSUI (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€12,377,524	€3,622,476

THE BANK OF TOKYO-MITSUBISHI, LTD. (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€17,019,095	€4,980,905

THE ROYAL BANK OF SCOTLAND PLC (S) RICHARD DEVIN	€18,512,134	€5,417,866

UNION DES BANQUES ARABES ET FRANÇAISES – U.B.A.F. (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€2,320,786	€679,215

UNICREDIT BANCA D’IMPRESA S.P.A. (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€2,707,583	€792,417

WESTLB AG, PARIS BRANCH (S) BRUNO TASSART/ (S) PATRICK D’HEROUVILLE	€31,717,404	€9,282,596

TOTAL COMMITMENTS	€1,200,000,000	€263,399,105